Exhibit 10.1

Execution Version

Dated 26 August 2009

US$100,000,000 TERM LOAN FACILITY AGREEMENT

for

P2020 RIG CO.

as Borrower

with

WAYZATA INVESTMENT PARTNERS LLC

as Administrative Agent and Security Trustee

WAYZATA INVESTMENT PARTNERS (UK) LTD

as Technical Agent and Insurance Agent

WAYZATA INVESTMENT PARTNERS LLC

as Account Agent

WAYZATA OPPORTUNITIES FUND II, L.P.

as Lender

and

VANTAGE DRILLING COMPANY

as Guarantor

CityPoint

33rd Floor

1 Ropemaker Street

London EC2Y 9UE

THIS AGREEMENT is dated 26 August 2009 and entered into

BETWEEN:

(1)	P2020 RIG CO., a company incorporated under the laws of the Cayman Islands, having its registered office at c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104, the Cayman Islands with registered number MC228657, as borrower (the “Borrower”);

(2)	WAYZATA INVESTMENT PARTNERS LLC as administrative agent of the other Finance Parties (the “Administrative Agent”);

(3)	WAYZATA INVESTMENT PARTNERS LLC as security trustee for the other Finance Parties (the “Security Trustee”);

(4)	WAYZATA INVESTMENT PARTNERS (UK) LTD as technical agent for the other Finance Parties (the “Technical Agent”);

(5)	WAYZATA INVESTMENT PARTNERS (UK) LTD as insurance agent for the other Finance Parties (the “Insurance Agent”);

(6)	WAYZATA INVESTMENT PARTNERS LLC as account agent for the other Finance Parties (the “Account Agent”);

(7)	WAYZATA OPPORTUNITIES FUND II, L.P. as lender to the Borrower (the “Lender”); and

(8)	VANTAGE DRILLING COMPANY, a company incorporated under the laws of the Cayman Islands, having its registered office at c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104, the Cayman Islands with registration number MC199127 as guarantor of the obligations of the Borrower (the “Guarantor”).

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 10 (Form of Accession Letter).

“Account Mandate” means the account mandate relating to the establishment and maintenance of each of the Accounts entered into on or about the date of this Agreement between the Borrower and the Account Agent.

“Accounts” means, collectively, the following:

(a)	the Excess Cash Account;

(b)	the Interest Payment (Retentions) Account;

(c)	the Insurance Proceeds Account;

(d)	the Major Maintenance Reserve Account;

(e)	the Operations Account;

(f)	the Operational Cost Reserve Account; and

(g)	the Proceeds Account.

“Accounts Agreement” means the accounts agreement dated on or about the date of this Agreement between the Borrower, the Account Agent, the Administrative Agent and the Security Trustee setting out, amongst other things, the establishment and operational requirements of the Accounts, together with conditions for payments in and out of such Accounts.

“Additional Guarantor” means any company which becomes an Additional Guarantor in accordance with Clause 24.2 (Additional Guarantors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means, in relation to a document, that:

(a)	is in a form initialled by the Borrower and the Administrative Agent (or on behalf of the Borrower and the Administrative Agent by their respective legal advisers) on or prior to delivery of a notice pursuant to Clause 4.1 (Initial conditions precedent) for identification; or

(b)	if not falling within paragraph (a) above, is in form and substance satisfactory to the Borrower and the Administrative Agent and initialled by each of them (or on behalf of each of them by their respective legal advisers) for the purpose of identification.

“Approved Annual Major Maintenance Budget” means the Initial Approved Annual Major Maintenance Budget referred to in paragraph 2 of Schedule 2 Part III (Conditions) and, thereafter, each budget in respect of Capital Expenditure as agreed pursuant to Clause 21.1(b) (Delivery and Agreement of Budgets) or as deemed pursuant to Clause 21.1(c)(ii) (Delivery and Agreement of Budgets).

“Approved Quarterly Operating Budget” means the Initial Approved Quarterly Operating Budget as referred to in paragraph 11 of Schedule 2 Part I (Conditions) and, thereafter, each budget in respect of Operating Expenses as agreed pursuant to Clause 21.1(b) (Delivery and Agreement of Budgets).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Government Entity or Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date up to and including ten (10) days from the Signing Date or such later date as the Lender may in its absolute discretion agree.

“Available Commitment” means, in relation to the Facility, the Lender’s Commitment under the Facility.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of the Lender’s Available Commitment in respect of the Facility.

“Borrower’s Other Assets” means all assets now owned and/or hereafter acquired by the Borrower, including all tangible and intangible property held by or for the benefit of the Borrower, but excluding for the purpose of this definition the Rig.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Panama and the Cayman Islands.

“Capital Expenditure” means (in each case following the Delivery Date):

(a)	expenditure incurred or to be incurred in accordance with the then Approved Annual Major Maintenance Budget for the relevant year in relation to the maintenance, reconstruction or repair of the Rig and associated Equipment; and

(b)	additional expenditure in relation to the Rig and associated Equipment of a capital nature incurred by the Borrower from time to time and which has, prior to being incurred, been approved as additional Capital Expenditure by the Technical Agent as notified to the Administrative Agent in writing.

“Cash Interest Payment” means any payment made or to be made pursuant to Clause 8.1 (Cash Interest Payments).

“Charged Assets” means the assets charged or agreed to be charged or otherwise made the subject of Security pursuant to the Security Documents, which shall include the Rig, the Borrower’s Other Assets and one hundred percent (100%) of the shares of the Borrower.

“Classification Society” means the American Bureau of Shipping (ABS), or such other classification society as the Administrative Agent shall approve (acting on the instructions of the Lender) from time to time.

“Closing Date” means the date when all conditions precedent to the making of any Utilisation set out in the Finance Documents, including those set out in Part I of Schedule 2 (Conditions Precedent), have been satisfied, provided always that the Closing Date shall not extend beyond the date which is the end of the Availability Period.

“Commitment” means:

(a)	in relation to the Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Parties); and

(b)	in relation to any other Lender, the amount of Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) which is required to be delivered to the Administrative Agent from time to time pursuant to Clause 18.2 (Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Borrower and the Administrative Agent.

“Consolidated Debt Service” has the meaning given to it in Clause 19.3 (Financial Covenant Definitions).

“Consolidated Net Debt” has the meaning given to it in Clause 19.3 (Financial Covenant Definitions).

“Debenture” means the English law governed security document made by way of deed and entered into on or about the date of this Agreement between the Borrower and the Security Trustee creating, in favour of the Finance Parties, Security over the items referred to therein, including the Borrower’s Other Assets.

“Debt” has the meaning given to it in Clause 19.3 (Financial Covenant Definitions).

“Deeds of Release” means the deeds of release dated on or about the date hereof releasing the Security previously granted by the Guarantor and/or the entity named therein as the Aquamarine Driller Company under the Existing Vantage Drilling Company Financing.

“Default” means (i) an Event of Default or (ii) any event or circumstance specified in Clause 22 (Events of Default) (other than Clause 22.24 (Acceleration and Security Enforcement)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” has the meaning ascribed to that term in the Rig Construction Contract.

“Disruption Event” means a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties.

“Distributions” means any dividends, distributions or payment of property or cash by the Borrower to any of its shareholders.

“Document of Compliance” has the meaning given to it in the ISM Code.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Expert” means such independent firm of environmental experts as may be appointed by the Administrative Agent to advise the Finance Parties in accordance with Clause 21.1(d) (Delivery and Agreement of Budgets).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Environmental Report” means such environmental report as may be produced by the Environmental Expert for Finance Parties in accordance with Clause 21.1(d) (Delivery and Agreement of Budgets).

“Equipment” means, in relation to the Borrower, all of its now owned and hereafter acquired plant, machinery, equipment, lubricants, fuels, furniture, furnishings, fixtures, other chattels and other tangible personal property of any kind relating to the Rig (whether or not physically attached thereto).

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default) (other than Clause 22.24 (Acceleration and Security Enforcement)).

“Excess Cash Account” has the meaning given to it in the Accounts Agreement.

“Excluded Taxes” means, with respect to any Finance Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organised or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located.

“Existing Vantage Drilling Company Financing” means that certain Credit Agreement dated as of June 12, 2008, by and among Emerald Driller Company, a Cayman Islands exempted company, Sapphire Driller Company, a Cayman Islands exempted company, Aquamarine Driller Company, a Cayman Islands exempted company, and Topaz Driller Company, a Cayman Islands exempted company, as borrowers, Guarantor and certain other of its subsidiaries, as guarantors, the lenders from time to time party thereto, Natixis, as Facility Agent and Collateral Agent for the lenders party thereto, and Natixis, BTMU Capital Corporation, and Fortis Bank S.A./N.V., New York Branch, as Mandated Lead Arrangers and Joint Bookrunners, as the same was amended by Consent and First Amendment to Credit Agreement dated December 22, 2008, Second Amendment to Credit Agreement dated July 31, 2009, and as the same have been further amended, restated, supplemented, or otherwise modified from time to time.

“Facility” means the term loan facility to be made available under and on the terms and conditions of this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATF Non Co-operative Territories” means the list of countries and territories from time to time issued by the Financial Action Task Force.

“Final Maturity Date” means, in relation to the Facility, five (5) years from the Closing Date.

“Finance Document” means:

(a)	the Accounts Agreement;

(b)	this Agreement;

(c)	any Hedging Letter (if entered into);

(d)	the Mandate Letter;

(e)	the Accounts opening mandate documents;

(f)	each Security Document;

(g)	each Transfer Certificate;

(h)	the Utilisation Request; and

(i)	any other document designated in writing as a “Finance Document” by the Administrative Agent and the Borrower.

“Finance Insured Parties” means each Finance Party and their partners, directors, officers, agents and advisers.

“Finance Party” means the Account Agent, the Administrative Agent, the Insurance Agent, the Lender, the Security Trustee and the Technical Agent.

“Financial Action Task Force” means the inter-governmental financial action task force body created for the purpose of the development and the promotion of national and international policies to combat money laundering and terrorist financing.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability (as a lessee, hirer or equivalent) in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable or any shares or instruments convertible into shares which are otherwise the subject of a put option or any form of guarantee;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course of trade outstanding for more than 90 days after its contractual date of payment unless such liability is being contested in good faith; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Statements” means:

(a)	the audited financial statements of the Borrower and the Guarantor for each of their annual accounting periods;

(b)	the unaudited financial statements of the Borrower and the Guarantor for each of their quarterly accounting periods; and

(c)	the quarterly profit and loss accounts of the Borrower and the Guarantor for each of their quarterly accounting periods.

“GAAP” means generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the relevant entity, and in respect of the Obligors, means US GAAP.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Government Entity” means:

(a)	the government of the country or territorial waters where the Rig is at any time located;

(b)	any authority, agency or department, semi-governmental or judicial authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation) established by the government of the country or territorial waters where the Rig is at any time located;

(c)	the central bank of the country or territorial waters where the Rig is at any time located or any entity holding all or a substantial part of the foreign reserves or investments of the country or territorial waters where the Rig is at any time located;

(d)	any province, state or other political subdivision of the country or territorial waters where the Rig is at any time located; and

(e)	any public corporation or other entity of the country or territorial waters where the Rig is at any time located which has direct or indirect control and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

“Group Structure Chart” means the corporate structure and shareholdings chart of the Obligors, which is required to be delivered to the Administrative Agent pursuant to paragraph 15 of Part I of Schedule 2 (Conditions).

“Guarantor” means the Guarantor and any Additional Guarantor.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Hedging Bank” means any bank appointed under and in accordance with any Hedging Letter.

“Hedging Letter” means any letter or letters to be entered into between the Borrower and the Hedging Banks setting out, amongst other things, the arrangements entered into between them in respect of any currency hedging of the Facility as referred to in Clause 20.15 (Currency hedging).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Chartered Accountant” means UHY LLP or any other qualified or certified public accountant approved by the Administrative Agent (acting reasonably).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Insurance” means the contracts and policies of insurance taken out by or on behalf of the Borrower as required by the terms and conditions of the Finance Documents or (to the extent of its interest) in which the Borrower has an interest.

“Insurance Adviser” means any firm of insurance advisers appointed by the Lender to advise the Finance Parties.

“Insurance Proceeds” means all proceeds of Insurance paid to or received by the Borrower (whether by way of claims, return of premia, ex gratia settlements or otherwise), relating to the Rig, the Borrower’s Other Assets or in connection with the Rig, the Borrower’s Other Assets, their ownership and operations.

“Insurance Proceeds Account” has the meaning given to it in the Accounts Agreement.

“Interest Expense” has the meaning given to it in Clause 19.3 (Financial Covenant Definitions).

“Interest Payment Date” means the last day of each Interest Period.

“Interest Payment (Retentions) Account” has the meaning given to it in the Accounts Agreement.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, including any regulation issued thereunder, as amended, constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention, including any amendments or extensions of it and any regulation issued pursuant to it (and the terms “Safety Management System”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Lender” means:

(a)	a Lender listed in Part 1 of Schedule 1 (the Lender) as having a Commitment; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement or any other Finance Document.

“LMA” means the (London) Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Major Maintenance” means all costs and expenses comprising Capital Expenditure incurred or to be incurred in respect of the Rig.

“Major Maintenance Reserve Account” has the meaning given to it in the Accounts Agreement.

“Mandate Letter” means the letter dated 12 August 2009 (together with its attachments) entered into between the Borrower, the Guarantor and the Lender.

“Marpol Protocol” means the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (MARPOL 73/78) adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“Material Adverse Effect” means a material adverse effect on or a material adverse change in:

(a) the financial condition, assets, operations, property or business of the Borrower or any Guarantor;

(b)	the ability of the Borrower, any Guarantor or any other party to a Transaction Document (not being a Finance Party) to perform and comply with its obligations under any Transaction Document to which it is a party;

(c)	the validity, legality or enforceability of, or the rights or remedies of any Finance Party under, any Transaction Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and/or ranking of any of that Security.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Net Income” means, in respect of any Relevant Period and in respect of the Borrower, net income as set forth in the relevant Financial Statement.

“Novation Agreement” means the novation agreement in respect of the Rig dated 30 August 2007, by and among PPL Shipyard PTE Limited, Bluesky Offshore Group Corp. and Offshore Group Investment Limited whereby Offshore Group Investment Limited is substituted in the place of Bluesky Offshore Group Corp. under the Rig Construction Contract upon the terms contained therein.

“Obligor” means the Borrower or the Guarantor and “Obligors” means the Borrower and the Guarantor collectively.

“Operations Account” has the meaning given to it in the Accounts Agreement.

“Operational Cost Reserve Account” has the meaning given to it in the Accounts Agreement.

“Operating Expenses” means in respect of the Rig the following costs, expenses and liabilities of the Borrower as approved by the Technical Agent as notified to the Administrative Agent through the Approved Quarterly Operating Budget:

(a)	the remuneration of all staff employed by or on behalf of the Borrower in connection with the operation and maintenance of the Rig;

(b)	all general administrative and overhead expenses;

(c)	all insurance premia payable under the Insurances;

(d)	all Taxes, royalties, licence or similar fees, charges, imposts, levies or duties payable in relation to its operations or its revenues;

(e)	all hire, rental, hire purchase or similar charges or fees in relation to any asset acquired or used, provided that the same are necessary in connection with its operations;

(f)	all out-of-pocket costs and expenses and agency fees, payable or reimbursable, directly or indirectly, by the Borrower, to persons providing finance or any form of financial accommodation for the purpose of its business and operations;

(g)	all management, consultancy, advisory or similar fees and charges payable to any person for its services in relation to the Borrower’s business and operations;

(h)	reasonable allowances for operating contingencies; and

(i)	all other liabilities and expenses of a non-Capital Expenditure nature incurred in the ordinary course of the Borrower’s business and operations in relation to the ownership, operations and maintenance of the Rig, but shall exclude any amounts categorised as Financial Indebtedness or constituting Capital Expenditure and any principal, interest or commitment, guarantee, utilisation or other fees or commissions payable by the Borrower of, on or in relation to any financing, any payments to persons providing finance by way of grossing-up for Taxes withheld or deducted or indemnification for increased funding or similar costs or for currency fluctuations and any costs or expenses of such persons of preserving or enforcing rights or enforcing Security or by way of reimbursement of any of the foregoing.

“Original Financial Statements” means, the Guarantor’s financial statements for the two (2) years ending 31 December 2007 and 31 December 2008, and interim management accounts as at 30 June 2009, in each case in form and content satisfactory to the Lender.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document.

“Party” means a party to this Agreement or any other Finance Document, as the context requires and “Parties” shall be construed accordingly.

“Permitted Disposal” in respect of the Borrower means a disposal of:

(a)	a disposal at arms length and on normal commercial terms of obsolete, worn-our or surplus assets (other than the Rig) no longer used or usable in the business of the Borrower;

(b)	a disposal at arms length and on normal commercial terms of equipment or real property if (i) such property is exchanged for credit against the purchase price of similar replacement property or against the purchase price of property purchased by Borrower for use in its business, or (ii) the proceeds of such disposition are applied to the purchase price of replacement property or other property used by Borrower in its business.

“Permitted Financial Indebtedness” in relation to the Borrower means:

(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness arising under any Permitted Hedging Transaction from time to time;

(c)	obligations (contingent or otherwise) of the Obligors or any Subsidiary existing or arising under any hedging agreement, provided that such obligations are (or were) entered into by such person in the ordinary course of business for the purpose of directly mitigating risks associated with interest rates under this Agreement, foreign exchange liabilities or commodity expenses held or reasonably anticipated by such person, and not for purposes of speculation or taking a “market view,” in each instance as acceptable to the Lender in its sole discretion;

(d)	Financial Indebtedness in respect of any capital leases not exceeding one million five hundred thousand Dollars (US$1,500,000) in aggregate value;

(e)	Financial Indebtedness in connection with any guarantees in favour of any protection and indemnity or war risk associations to the extent such guarantees are required in connection with any insurances not exceeding three million Dollars (US$3,000,000) in aggregate value; or

(f)	other Financial Indebtedness incurred by the Borrower not exceeding five million Dollars (US$5,000,000) in aggregate in the form of short-term (not to exceed twelve (12) months’ maturity) unsecured working capital facilities and five million Dollars (US$5,000,000) in the form of longer-term (in excess of twelve (12) months’ maturity) unsecured indebtedness provided that such latter indebtedness shall only be incurred if approved in writing in advance by the Lender in its sole discretion and provided further that in each case such incurrence does not result in a breach of Clause 19.1 (Financial condition of the Borrower) or any other terms or conditions of the Finance Documents.

“Permitted Guarantee” means in respect of the Guarantor:

(a)	any guarantee arising under any Finance Document;

(b)	any guarantee of obligations of any bidding entity in connection with the submission of a bid;

(c)	any guarantee in connection with any financing arrangement as reflected in the Guarantor’s Original Financial Statements; or

(d)	performance or similar guaranties entered into in the ordinary course of business;

(e)	any other guarantee given by the Guarantor provided that its granting does not result in a breach of Clause 19.1 (Financial condition of the Borrower).

“Permitted Hedging Transaction” in relation to the Borrower means any Treasury Transaction to be entered into by the Borrower as permitted by the terms and conditions of the Finance Documents.

“Permitted Security” in relation to the Borrower means:

(a)	any Security created pursuant to any Finance Document;

(b)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)	any netting or set-off arrangement entered into under a Permitted Hedging Transaction where the obligations of the parties are calculated by reference to net exposure under that Permitted Hedging Transaction;

(d)	any lien arising by operation of law and in the ordinary course of trading (including in connection with any wages owed to the crew of the Rig) so long as the debt which it secures is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(e)	any lien for taxes, assessments or governmental charges or levies on its assets if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)	pledges and liens on deposits, investment accounts, cash and cash equivalents to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in an aggregate amount not greater than five million Dollars (US$5,000,000) at any time;

(g)	liens arising out of judgments or awards not constituting an Event of Default, and prejudgment liens created by or existing from any litigation or legal proceeding, in each case in respect of which any Obligor or any Subsidiaries of the Guarantor shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings for which adequate reserves have been made to the extent required by GAAP, in an aggregate amount not greater than three million Dollars (US$3,000,000) at any time;

(h)	Carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person, in an aggregate amount not greater than one million dollars (US$1,000,000) at any time; and

(i)	other liens securing obligations, actual or contingent, in an aggregate amount not greater than one million dollars (US$1,000,000) at any time.

“PIK Interest Amount” for an Interest Period shall be an amount equal to the amount set forth under the column headed “PIK Interest Amount” in Schedule 9 (Table of Interest Payable) for the relevant Interest Period.

“Proceeds Account” has the meaning given to it in the Accounts Agreement.

“Quasi Security” means a transaction under which the relevant person will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the relevant person;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into or permit to subsist any title retention agreement;

(d)	enter into any arrangement under which money or the benefit of a bank or other account of the relevant person may be applied, set-off or made subject to an obligation of the relevant person; or

(e)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Receiver” means any receiver, receiver and manager or administrative receiver appointed by the Security Trustee over all or any of the secured assets under the Security Documents whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

“Relevant Jurisdictions” means, in relation to each Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to Security created by a Security Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Period” has the meaning given to it in Clause 19.3 (Financial Covenant Definitions).

“Repeating Representations” means each of the representations repeated in accordance with the provisions of Clause 17.29 (Repetition).

“Rig” means the Baker Marine Pacific Class 375 ultra-premium jackup drilling rig, with hull number P2020 and currently under construction at the Rig Builder’s shipyard in Singapore; being the vessel which is named “Aquamarine Driller” registration details of which are set out in Schedule 8 (Rig Specification Details) and all related Equipment.

“Rig Builder” means PPL Shipyard PTE Limited, a Singapore corporation with its registered office situated at 21 Pandan Road, Singapore 609273.

“Rig Construction Contract” means the construction contract in relation to the Rig dated 3 June 2007, by and among Bluesky Offshore Group Corp. as the owner and PPL Shipyard PTE Limited as the builder, as novated pursuant to the Novation Agreement.

“Rig Documents” means:

(a)	the Rig Construction Contract;

(b)	each Rig Drilling Contract; and

(c)	any other material document entered into by an Obligor which relate to the Rig reasonably designated as such in writing by the Administrative Agent to the Borrower.

“Rig Drilling Contract” means a rig drilling contract entered into by the Borrower and any Rig Drilling Services Offtaker in relation to the Rig in accordance with Clause 20.13(b) (New Material Contracts).

“Rig Drilling Services Offtaker” means a reputable rig drilling services offtaker in respect of the Rig as is approved by the Lender.

“Rig Mortgage” means the first preferred Panamanian law mortgage over the Rig dated on or about the date of this Agreement and entered into between the Borrower and the Security Trustee in accordance with Panamanian law (together with all associated and/or ancillary documentation referred to therein or required by its terms, including the memorandum of particulars, associated powers of attorney and required consents).

“Secured Accounts” has the meaning given to it in the Debenture.

“Secured Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by any Obligor to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal or surety).

“Secured Parties” means each Finance Party and any Receiver or delegate of any Receiver.

“Security” means a mortgage, charge, pledge, lien or other security interest (howsoever described or defined) securing or purporting to secure any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Debenture;

(b)	the Deeds of Release;

(c)	the Rig Mortgage;

(d)	the Share Pledge;

(e)	any security document evidencing the Lender’s security in connection with the Insurances;

(f)	any security document evidencing the Lender’s security in connection with the Accounts;

(g)	each other document entered into by the Borrower creating, evidencing or expressed to create or evidence any Security over all or any part of its assets in respect of the obligations of the Borrower under the Finance Documents and that the Borrower and the Security Trustee designate in writing as a “Security Document”.

“Share Pledge” means the Cayman Islands law share pledge dated on or about the date hereof granted by the Guarantor over all of its shares in the Borrower in favour of the Security Trustee.

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Standing Payment Instruction” means:

(a)	in relation to a Lender listed in Part 1 of Schedule 1 (The Lender), those payment instructions delivered to the Administrative Agent in writing on or prior to the date of this Agreement;

(b)	in relation to any other Lender, those payment instructions set out in the Transfer Certificate to which that Lender is signatory,

or such other payment instructions as a Lender may notify to the Administrative Agent by not less than five (5) Business Day’s written notice.

“Subsidiary” means in relation to any Person (the “first Person”) at any particular time, any other Person which is then either controlled, or more than 50 per cent. of whose issued ordinary or common equity share capital (or the like) is then beneficially owned, directly or indirectly, by the first Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.

“Technical Adviser” means Moduspec USA, Inc. or any other firm of technical advisers appointed by the Finance Parties to act as their technical advisers for the purposes of this Agreement and the other Finance Documents.

“Third Parties Act” means the Contract (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Commitments, being an amount of US$100,000,000 at the date of this Agreement.

“Transaction Document” means:

(a)	each Finance Document; and

(b)	each Rig Document,

and “Transaction Documents” means all of them together.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate), in a recommended form of the LMA from time to time or in any other form agreed between the Administrative Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Administrative Agent executes the Transfer Certificate.

“Treasury Transaction” means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement, in accordance with the terms and conditions of the Hedging Letter, in each case as approved in advance in writing by the Administrative Agent in the exercise of its reasonable commercial judgment.

“US$” or “US Dollars” means the lawful currency of the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date on which the Utilisation is, or is to be, made.

“Utilisation Request” means, a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Account Agent”, the “Borrower”, the “Administrative Agent”, the “Insurance Agent”, any “Finance Party”, any “Guarantor”, any “Lender”, any “Obligor”, any “Party”, the “Technical Agent” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)	a “calendar quarter” or “quarter” means a three-month period beginning on the first day of January, April, July or October, and similar expressions shall be construed accordingly;

(v)	a “contract” includes any agreement, deed or other arrangement of any kind whatsoever (whether or not evidenced in writing);

(vi)	the “control” of one person (the “first person”) by another person (the “second person”) or the first person being “controlled” by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person;

(vii)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Administrative Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00am on a particular day (or at or about such time and on such date as the Administrative Agent may from time to time reasonably determine to be appropriate in the circumstances;

(viii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of, or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument and including any waiver or consent granted in respect of any term of any Finance Document from time to time;

(ix)	the masculine, feminine or neutral gender respectively includes the other genders and the singular includes the plural (and vice versa);

(x)	a “guarantee” also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

(xi)	“including” means “including without limitation” (with related words being construed accordingly), “in particular” means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(xii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)	a “law” or “provision of law” is a reference to that law or, as applicable, that provision as amended or re-enacted from time to time;

(xiv)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two (2) or more of the foregoing;

(xv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the regulation, rule, official directive, request or guideline is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvi)	“shares” or “share capital” includes equivalent ownership interests including, without limitation, global depository shares and any rights attaching thereto (and “shareholder” and similar expressions shall be construed accordingly); and

(xvii)	a time of day is a reference to London time.

(b)	Section, Clause, Paragraph and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Unless a contrary indication appears, one person is “acting in concert” with another person in relation to their holding of shares in a company if, whether pursuant to any agreement or understanding, formal or informal or otherwise, they actively cooperate to obtain, maintain, consolidate or exercise control over that company.

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a Party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower and/or the Guarantor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ agent

(a)	Up until such time as the Lender exercises its rights in accordance with Clause 22.24 (Acceleration and Security Enforcement), the Guarantor irrevocably and unconditionally appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably and unconditionally authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions, to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to each Obligor pursuant to the Finance Documents to the Borrower.

(b)	The Guarantor confirms that:

(i)	it will be bound by any action taken by the Borrower under, or in connection with, any Finance Document; and

(ii)	each Finance Party may rely on any action purported to be taken by the Borrower on behalf of the Guarantor.

2.4	Acts of the Borrower

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;

(ii)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Borrower to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)	In the event of any conflict between any notices or other communications of the Borrower and any other Obligor to any Finance Party, those of the Borrower shall prevail.

SECTION 3

PURPOSE

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall only apply all amounts borrowed by it under the Facility towards:

(i)	part funding (i.e.: the remaining) construction costs of the Rig and making payment thereof to the Rig Builder pursuant to the terms and conditions of the Rig Construction Contract;

(ii)	funding the completion and commissioning of the Rig;

(iii)	following the occurrence of the Delivery Date, funding initial start-up and operation costs of the Rig; and

(iv)	payment of fees and expenses incurred by and/or due to be paid in connection with the documentation, diligence and other matters relating to the closing of the Facility.

3.2	Certificate of use

By no later than thirty (30) days after the Utilisation Date, the Borrower shall provide the Administrative Agent with a certificate of use of funds from the Borrower’s auditors or an Independent Chartered Accountant confirming that the entirety of the proceeds of the Utilisation have been applied only towards the purposes specified in Clause 3.1 (Purpose).

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 4

CONDITIONS OF UTILISATION

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless:

(a)	no Default is then continuing or would result from the proposed Utilisation;

(b)	the Administrative Agent has received all of the documents and other evidence listed in and complying with the requirements of Schedule 2 Part I (Conditions Precedent) in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall notify the Borrower and the Lender promptly upon receiving such documents and other evidence and being satisfied with them; and

(c)	the Administrative Agent is satisfied that there has not occurred nor is it reasonably likely (in its opinion) that there will occur on and prior to the Utilisation Date any event or circumstance having or likely to have a Material Adverse Effect provided that for the purposes of this Clause 4.1, no event, development or circumstance which affects generally segments of the offshore oil and gas drilling business in which the Borrower is engaged and does not disproportionately affect the Borrower, shall be deemed, individually or in the aggregate, to have a “Material Adverse Effect”.

4.2	Conditions subsequent to be satisfied after Utilisation

The Borrower shall ensure that as soon as practicable and in any event within the time period from the Utilisation Date set out in Schedule 2 Part III (Conditions Subsequent), the Administrative Agent is satisfied that each of the documents, other evidence and conditions referred to in Schedule 2 Part III (Conditions Subsequent) have been fulfilled (in form and substance satisfactory to the Administrative Agent).

4.3	Maximum of one Loan

The Borrower may not deliver the Utilisation Request if, as a result of the proposed Utilisation, more than one (1) Loan would be outstanding.

SECTION 5

UTILISATION OF THE FACILITY

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Administrative Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited, provided always that such bank is not in an FATF Non Co-operative Territory.

(b)	Only one (1) Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of any proposed Loan must be equal to the Available Facility.

5.4	Lender’s participation

If the conditions set out under the Finance Documents have been met, the Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.5	Automatic Cancellation of Commitments

The Available Commitments shall automatically be cancelled and reduced to zero (0) at the close of business in London on the last day of the Availability Period.

SECTION 6

REPAYMENT

6.	REPAYMENT

6.1	Repayment of the Facility

Subject to Clause 7 (Prepayment and Cancellation), the Loan, together with any and all other amount(s) outstanding to the Finance Parties (including any accrued but unpaid Cash Interest Payment), shall be due and payable in full by no later than the Final Maturity Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

SECTION 7

PREPAYMENT AND CANCELLATION

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality in relation to the Lender

If, at any time after the date of this Agreement, it becomes or will become unlawful or contrary to any regulation in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or any other Finance Document or to fund or maintain its participation in the Loan or any part thereof:

(a)	the Lender shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)	upon the Administrative Agent notifying the Borrower, the Commitments of the Lender or (as the case may be) such affected part thereof will be immediately cancelled (to the extent it has become unlawful) or will be cancelled immediately prior to it becoming unlawful (to the extent it will become unlawful); and

(c)	the Borrower shall repay the Loan on the later of:

(i)	the date on which the Loan is cancelled pursuant to paragraph (b) (above); and

(ii)	thirty (30) days after the Administrative Agent has notified the Borrower of such cancellation.

7.2	Change of control, Sale, Total Loss, Contract Termination

(a)	In this Clause 7.2:

(i)	a “Change of Control” will occur if:

(A)	the Guarantor ceases to hold directly one hundred per cent. (100%) of the issued share capital of the Borrower; or

(B)	the Guarantor ceases to have the right to determine the composition of the majority of the board of directors or equivalent body of the Borrower or the power to manage or direct the Borrower through ownership of share capital, by contract or otherwise;

(ii)	“Finance Document Impairment” means it becomes illegal or unlawful in any Relevant Jurisdiction or England or Panama for any party thereto (other than a Finance Party) to perform any of its obligations under any Finance Document or any Finance Document is terminated, repudiated or rescinded by any party thereto (other than a Finance Party), in each case, whether by notice in accordance with the terms and conditions thereof or as evidenced (in the reasonable opinion of the Administrative Agent) by the conduct or omission of any party thereto;

(iii)	“Rig Document Termination” means:

(A)	in the case of the Rig Construction Contract, any termination, repudiation or recission, whether by notice in accordance with the terms and conditions thereof or as evidenced (in the reasonable opinion of the Administrative Agent) by the conduct or omission of any party thereto; or

(B)	in the case of any other Rig Document, any termination, repudiation or recission of the same where (a) the termination, repudiation or recission was made by the Borrower’s counterparty for cause; or (b) in relation to which a claim is made against the Borrower or the Guarantor in excess of three million Dollars (US$3,000,000).

In the case of Clause 7.2(a)(iii)(B)(a) only, if the Rig Document Termination is capable of being remedied and the Borrower commences remedy within thirty (30) days of such termination, repudiation or recission and satisfactorily remedies, in the opinion of the Administrative Agent, the deficiency that resulted in the termination, repudiation or recission within ninety (90) days, the relevant termination, repudiation or recission will cease to be a “Rig Document Termination”. In such a case, the Borrower and the Guarantor will use all reasonable endeavours to assist the Administrative Agent (or the Technical Adviser acting on behalf of the Administrative Agent) in assessing the termination, repudiation or recission and any required action arising therefrom (including, without limitation, facilitating access by the Technical Adviser to the Rig and any of the Borrower’s Other Assets);

(iv)	“Sale” means a disposal, transfer (or similar transaction) of the Rig or all or substantially all of the assets of the Borrower (whether in a single transaction or a series of related transactions); and

(v)	“Total Loss” in relation to the Rig means:

(A)	any actual, constructive, compromised, agreed or arranged total loss of the Rig;

(B)	any abandonment or condemnation of the Rig by any Government Entity, Governmental Agency or any other official authority;

(C)	any expropriation, confiscation, requisition for title or acquisition of the Rig, whether for full consideration, a consideration less than its true market value, a nominal consideration or without any consideration, which is effected by any Government Entity, Governmental Agency or any other official authority; and

(D)	any arrest, capture, seizure or detention of the Rig (including piracy or theft) unless it is within thirty (30) days of such event redelivered (in the reasonable opinion of the Administrative Agent) to the full control of the Borrower.

(b)	If a Change of Control, Finance Document Impairment, Sale or Total Loss occurs:

(i)	the Borrower shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii)	the Lender shall not be obliged to fund the Utilisation; and

(iii)	if the Lender so requires, the Administrative Agent shall, by not less than 10 days’ notice to the Borrower (unless otherwise agreed by the Lender), cancel the Total Commitments and declare the outstanding Loan, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	If a Rig Document Termination event occurs:

(i)	the Borrower shall promptly notify the Administrative Agent of becoming aware of that event;

(ii)	the Lender shall not be obliged to fund the Utilisation; and

(iii)	if the Lender so requires, the Administrative Agent shall by not less than five (5) days’ notice to the Borrower (provided only that no termination will be effective before the Borrower has been afforded the limited remedy rights described in Clause 7.2(a)(iii)) cancel the Total Commitments and declare the outstanding Loan, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Mandatory prepayment amount

If the Borrower is obliged to prepay the outstanding Loan pursuant to either of Clause 7.1 (Illegality in relation to the Lender) or Clause 7.2 (Change of control, Sale, Total Loss, Contract Termination), the Administrative Agent shall give notice to the Borrower of the amount to be prepaid by it, which shall be immediately due and payable and which shall be calculated by the Administrative Agent by adding the following:

(a)	the total outstanding principal amount of the Loan; plus

(b)	all accrued but unpaid Cash Interest Payment amounts; plus

(c)	the value of all accrued but unpaid PIK Interest Amounts; plus

(d)	any other amounts described in Schedule 9 (Table of Interest Payable) but not included in (b) and (c) (above) which would have been payable had the Facility extended out to the Final Maturity Date.

7.4	Voluntary prepayment of the Loan

(a)	Provided that (in the sole opinion of the Lender) no Default is then continuing on the proposed prepayment date, at any time between 1 September 2011 and 31 August 2012, the Borrower may, if it gives the Administrative Agent not less than seven (7) Business Days’ prior written notice (or such shorter period as the Lender may in its sole discretion agree), prepay and discharge the outstanding Loan (including any PIK Interest Amount owed in relation thereto) by paying to the Lender an amount equal to all accrued and unpaid Cash Interest Payments due and owing as at the proposed prepayment date, plus one hundred and twenty seven million five hundred thousand Dollars (US$127,500,000).

(b)	Provided that no Default is then continuing on the proposed prepayment date, at any time between 1 September 2012 and 31 August 2014, the Borrower may, if it gives the Administrative Agent not less than seven (7) Business Days’ prior written notice (or such shorter period as the Lender may in its sole discretion agree), prepay and discharge the outstanding Loan (including any PIK Interest Amount owed in relation thereto) by paying to the Lender an amount equal to all accrued and unpaid Cash Interest Payments due and owing as at the proposed prepayment date, plus one hundred and forty million Dollars (US$140,000,000).

7.5	Restrictions

(a)	Any notice of prepayment given by the Borrower under this Clause 7 shall be irrevocable and shall specify the date or dates upon which any such prepayment is to be made, provided always that such date is a Business Day.

(b)	The Borrower shall not repay or prepay the Loan except at the times and in the manner expressly provided for in this Agreement.

(c)	The Borrower may not reborrow the Facility which is prepaid or cancelled.

(d)	No amount of the Total Commitments cancelled or Loan prepaid under this Agreement may be subsequently reinstated.

(e)	If the Administrative Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the Lender, as appropriate.

SECTION 8

INTEREST

8.	INTEREST

8.1	Cash Interest Payments

On each Interest Payment Date, the Borrower shall pay (in cash and always in addition to any PIK Interest Amount) interest on the Loan for the applicable Interest Period in an amount equal to one million, two hundred and fifty thousand US Dollars (US$1,250,000) as detailed in Schedule 9 (Table of Interest Payable).

8.2	Payment of PIK interest

On each Interest Payment Date, any PIK Interest Amount as set out in Schedule 9 (Table of Interest Payable) that is then unpaid and that has not been previously added to the principal amount of the Loan shall be added, on a dollar-for-dollar basis, to the Loan and amounts so added shall thereafter be deemed to constitute on a dollar-for-dollar basis part of the outstanding principal amount of the Loan. If not previously paid by the Borrower to the Lender in cash, all accrued unpaid PIK Interest Amount(s) shall be due and payable in cash by the Borrower to the Lender upon the earliest to occur of the Final Maturity Date or full prepayment of the Loan in accordance with Clause 7 (Prepayment and Cancellation).

8.3	Default payment

In any Interest Period that the Borrower fails to pay any amount described in Clause 8.1 (Cash Interest Payments), the Borrower shall immediately on demand by the Administrative Agent pay the Lender an amount equal to twenty five thousand Dollars (US$25,000) in cash which shall be in addition to any outstanding amounts then due and payable.

SECTION 9

INTEREST PERIODS

9.	INTEREST PERIODS

9.1	Length of Interest Periods

(a)	The first Interest Period for the Loan shall start on the Utilisation Date and end on 30 September 2009 and each subsequent Interest Period for the Loan shall be one (1) Month or such other period as may be agreed between the Borrower and the Lender.

(b)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 10

FEES

10.	FEES

Commitment fee

(a)	The Borrower shall pay to the Administrative Agent (for the account of the Lender) a fee (payable in cash) in US Dollars computed at the rate of nineteen and one-half per cent. (19.5%) per annum calculated on a daily basis of the Lender’s Available Commitment during the period from the Signing Date until the Utilisation Date.

(b)	The accrued commitment fee is payable on the last day of the Availability Period or, if cancelled in full, on the amount of the Lender’s Commitment at the time the cancellation is effective.

SECTION 11

TAX GROSS UP AND INDEMNITIES

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity) or Clause 11.5 (Indirect Tax).

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Finance Document shall be made free and clear of and without deduction or withholding for or on account of any Taxes, unless and only to the extent such Taxes are required to be deducted or withheld under any applicable law or regulation; provided that if the relevant Obligor shall be required by any applicable law or regulation to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Clause) the relevant Finance Party receives an amount equal to the sum it would have received had no deductions been made for or on account of any Indemnified Taxes (including Other Taxes).

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Finance Party shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Administrative Agent receives such notification from a Finance Party it shall notify the Borrower.

(c)	Without limiting the provisions of paragraph (a) above, the Borrower shall on a timely basis pay to the relevant Governmental Agency, in accordance with applicable law, any Taxes required to be withheld or paid with respect to a payment, delivery, execution, enforcement or otherwise with respect to, this Agreement or any Finance Document. If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Agency, the Borrower (for itself or, if applicable, on behalf of the relevant other Obligor) shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall (within three (3) Business Days of demand by the Administrative Agent), indemnify such Finance Party for the full amount of any Indemnified Taxes or Other Taxes (other than any Excluded Taxes) (including Indemnified Taxes or Other Taxes (other than any Excluded Taxes) imposed or asserted on or attributable to amounts payable under this Clause 11) paid by the relevant Finance Party, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to the Borrower by the relevant Finance Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax imposed:

(A)	by the jurisdiction in which that Finance Party is incorporated; or

(B)	by the jurisdiction in which its Facility Office is located,

which is calculated by reference to the net income actually received or receivable (but not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, whereupon the Administrative Agent shall notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Administrative Agent.

11.4	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.5	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is a Finance Party, in which case the Borrower shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax and such Finance Party shall promptly provide a VAT or other appropriate invoice to such Party.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

11.6	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained all or any part of Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to such Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

SECTION 12

INCREASED COSTS

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, together with any notification referred to in (a) above, provide a certificate confirming the amount and a statement describing the relevant change (for information purposes only) of its Increased Costs and such certificate shall be conclusive absent manifest error.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity)) applied); or

(iii)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

SECTION 13

OTHER INDEMNITIES

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from any Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Obligors shall, as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any other information produced or approved by or on behalf of any Obligor in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect (in the reasonable opinion of the Lender);

(c)	any official enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by any Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties); or

(e)	the Loan not being prepaid in accordance with a notice of prepayment given by the Borrower or not being mandatorily prepaid as required by the terms and conditions of Clause 7 (Prepayment and Cancellation).

13.3	Indemnity to the Administrative Agent, the Security Trustee and the Account Agent

The Obligors shall promptly indemnify each of the Administrative Agent, the Security Trustee and the Account Agent against any cost, loss or liability incurred by it (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is or might reasonably be an Event of Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

SECTION 14

MITIGATION BY THE LENDER

14.	MITIGATION BY THE LENDER

14.1	Mitigation

(a)	Each Finance Party shall in consultation with the Borrower take such steps which in its sole determination would be reasonable to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality in relation to a Lender), Clause 11 (Tax Gross Up and Indemnities) (other than Clause 11.5 (Indirect Tax)) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit or diminish the obligations of the Borrower or any Guarantor under the Finance Documents.

14.2	Limitation of liability

(a)	The Obligors shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

SECTION 15

COSTS AND EXPENSES

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall, within three (3) Business Days of demand and upon presentation of invoices, pay the Account Agent, the Administrative Agent, the Insurance Agent, the Security Trustee and the Technical Agent the amount of all costs and expenses (including but not limited to legal fees, consultancy fees, tax advisory fees, travel expenses and other out-of-pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent to or in respect of any Finance Document, the Borrower shall, within three (3) Business Days of demand and presentation of invoices, reimburse the Administrative Agent (for the account of the relevant Finance Party) for the amount of all costs and expenses (including but not limited to legal fees, travel expenses and other out-of-pocket expenses) incurred by such Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, on demand and presentation of invoices, pay to each Finance Party the amount of all costs and expenses (including but not limited to legal fees, travel expenses and other out-of-pocket expenses) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Security Trustee expenses

The Borrower shall promptly on demand pay the Security Trustee the amount of all costs and expenses (including but not limited to legal fees, travel expenses and other out-of-pocket expenses) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 16

GUARANTEE AND INDEMNITY

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party full, due and punctual performance by the Borrower of all the obligations of the Borrower under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each other Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any payment to or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	the liability of the Guarantor shall continue as if such payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if such payment, discharge, avoidance or reduction had not occurred.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, composition with, or discharge of any Obligor or other person;

(b)	any release, discharge, clearance or suspension of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of its corporate group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being binding against the Guarantor or any other party.

16.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 16.

16.7	Deferral of the Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid in full and unless the Administrative Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor; and/or

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 17

REPRESENTATIONS

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement and as repeated pursuant to Clause 17.29 (Repetition).

17.1	Status

(a)	It is duly formed and validly existing under the laws of its jurisdiction of formation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid and binding and subject only to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation); or

(b)	in the case of any Security Document, the requirements specified at the end of Clause 17.5 (Authorisation, validity and admissibility in evidence),

are enforceable.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with, contradict, contravene or violate:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document or in relation to any Permitted Security) result in the existence of, or oblige any Obligor to create, any Security over any of their respective assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

17.5	Authorisation, validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in such jurisdiction applicable to that Transaction Document,

have been or (as the case may be) will be obtained or effected and are or (as the case may be) will be in full force and effect, subject to any registration requirements specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation).

17.6	Guarantor authorisations and share ownership

(a)	No limit on the Guarantor’s powers will be exceeded as a result of the giving of guarantees or indemnities contemplated by the Transaction Documents to which the Guarantor is a party; and

(b)	The Guarantor is the direct legal and beneficial owner of one hundred per cent. (100%) of the issued and paid up share capital of the Borrower.

17.7	Governing law and enforcement

Subject to any qualifications specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation):

(a)	the choice of law specified in each Transaction Document to which it is a party as the governing law of that Transaction Document will be recognised and enforced in such jurisdiction applicable to that Transaction Document; and

(b)	any judgment obtained in England in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) to which it is a party will be recognised and enforced in such jurisdiction applicable to that Transaction Document and, in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.

17.8	No deduction of Tax

Except as required under applicable law, it is not required under the law applicable in any such jurisdiction applicable to the Finance Documents or at its address for the purpose of this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Unless expressly set out herein or in any legal opinion provided pursuant to Clause 4 (Conditions of Utilisation), under the law of such jurisdiction applicable to any Finance Documents it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save to the extent that any such Finance Document has been filed, recorded or enrolled (as applicable)).

17.10	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, or performance of, or any transaction contemplated by any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing), constitute a default (howsoever described) under any other agreement or instrument which is binding on it or to which its assets are subject.

(c)	It has not, and to its knowledge and belief having made reasonable enquiries, no other party to any Transaction Document (excluding any Finance Party) has breached the terms of any Transaction Document to which it is a party.

17.11	No breach of law or legislation

(a)	No Obligor has breached any law, regulation or legislation applicable to the Rig.

(b)	The Borrower and each other Obligor (in the case of the other Obligors to the extent that the same are applicable to it) has not breached any of the terms, conditions and/or requirements (howsoever described) of each of the ISM Code, the ISPS Code and ISSC (to the extent applicable).

(c)	To the extent applicable, the Borrower is in possession of a valid and current ISSC (issued to it in its sole name) and such ISSC is not the subject of any non-market or onerous terms not previously notified in writing to and accepted in writing by the Administrative Agent, Technical Agent and Technical Adviser and that no events or circumstances exist which might render such ISCC liable to cancellation (prior to its stated expiry date), non-renewal or renewal but only on additionally onerous and/or non-market terms.

17.12	No misleading information and confirmation of debt servicing ability

(a)	Any factual information provided by or on behalf of an Obligor in connection with the Facility (including the shareholding structure of the Obligors) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any Obligor in connection with the Facility were prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information so provided by or on behalf of an Obligor being untrue or misleading in any material respect.

(d)	The Borrower is able to comply fully with all of its obligations to service and repay the Facility (and all sub-components thereof).

17.13	Information in Budgets

(a)	In relation to the Initial Approved Quarterly Operating Budget as referred to in paragraph 11 of Schedule 2 Part I (Conditions Precedent) and the Initial Approved Annual Major Maintenance Budget as referred to in paragraph 2 of Schedule 2 Part III (Conditions Subsequent), each of the Borrower and Guarantor represents that, as at the date of delivery to the Technical Agent:

(i)	all the factual information set out therein is (or, to the extent that information has been provided by others, is, after due and careful inquiry, to the best of the Borrower’s and the Guarantor’s knowledge) true, complete and accurate in all material respects and has been compiled with due care and attention and it is, after due and careful inquiry, not aware of any matter which would, if disclosed, render such information inaccurate or misleading in any material respect; and

(ii)	all projections, forecasts, estimates and opinions made by it therein are bona fide and have been made in good faith on the values reasonably attributed to the assumptions disclosed therein.

(b)	The then current Approved Quarterly Operating Budget and the then current Approved Annual Major Maintenance Budget specifies (at the date of delivery to the Technical Agent) all material costs and expenses incurred or to be incurred during the period thereof and is based on reasonable assumptions made in good faith and representing the Borrower’s views as to costs and expenses anticipated by it to be incurred in a manner contemplated by the Transaction Documents.

17.14	Financial statements

(a)	The Borrower’s and the Guarantor’s Original Financial Statements were prepared in accordance with GAAP, as applicable, consistently applied.

(b)	Such Original Financial Statements give a true and fair view of the relevant entity’s financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in the financial condition, assets, operations or business of the Borrower or the Guarantor since the date of the most recent Financial Statements being provided by the Borrower to the Lender.

(d)	As at the date of its most recent financial statements, neither it nor either of the other Obligors had any Financial Indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) not disclosed by its financial statements (or by the notes thereto) or reserved against therein, nor any unrelated or anticipated losses which were not disclosed or reserved against.

17.15	Pari passu ranking

(a)	Subject to any matters specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), each Security Document creates (or, once entered into, will create) in favour of the Security Trustee, for the benefit of the Finance Parties, the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu in right of payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.16	No proceedings pending or threatened

No litigation, arbitration, investigative or administrative proceedings (other than those of a frivolous and vexatious nature) of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or threatened against it, nor is it aware of any circumstances likely to give rise to any such litigation, arbitration or administration proceedings (to the best of its knowledge and belief).

17.17	Environmental laws and licences

Each Obligor has:

(a)	complied with all Environmental Laws to which it is subject;

(b)	obtained all Environmental Licences required in connection with its business; and

(c)	complied with the terms of those Environmental Licences,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

17.18	Environmental releases

No:

(a)	property currently or previously owned, leased, occupied or controlled by any Obligor (including any offsite waste management or disposal location utilised by such Obligor) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

17.19	Authorised signatories

Each person specified as its authorised signatory in any document accepted by the Administrative Agent pursuant to paragraph 1(c) of Schedule 2 (Conditions Precedent) or delivered to the Administrative Agent pursuant to paragraph (d) of Clause 18.4 (Information: miscellaneous) is, subject to any notice to the contrary delivered to the Administrative Agent pursuant to Clause 18.4 (Information: miscellaneous), authorised to sign all Utilisation Requests and other notices on its behalf under or in connection with the Transaction Documents.

17.20	Title

(a)	Each of the Borrower and the Guarantor has good, clear and marketable title to, or valid leases and licences of or is otherwise entitled to use, all of its assets (which in the case of the Borrower includes but is not limited to the Rig) necessary for it to carry on its business as it is being or is proposed to be conducted.

(b)	The Borrower has good, clear and marketable title to the assets expressed to be subject to the Security created by it pursuant to any Security Document to which the Borrower is a party, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

17.21	No immunity

(a)	Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process in any Relevant Jurisdiction or England.

(b)	Its entry into the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

17.22	Solvency

(a)	Each Obligor is able to, and has not admitted its inability to, pay its debts as they mature and has not suspended making payment on any of its debts.

(b)	No Obligor, by reason of actual or anticipated financial difficulties, has commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	The value of each Obligor’s assets is more than its liabilities (taking into account contingent and prospective liabilities) and it has sufficient capital to carry on its business.

(d)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Obligor’s indebtedness.

17.23	Taxes

Each Obligor has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment, other than any Taxes:

(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	which have been disclosed to the Administrative Agent and for which adequate reserves are being maintained in accordance with GAAP; and

(c)	where payment can be lawfully withheld and which will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

17.24	Group structure

The Group Structure Chart accurately and fully shows:

(a)	the Borrower and its shareholders;

(b)	the Guarantor and the shareholdings in others which it owns or has interests in; and

(c)	the jurisdiction of formation or establishment of each Obligor.

17.25	Insurances

(a)	The insurances required by Clause 20.16 (Insurance – General) and Clause 20.17 (Insurance – Rig Specific) are or, as applicable, will be in full force and effect as required by the Finance Documents.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would be reasonably expected to have a Material Adverse Effect.

17.26	Accuracy of provided Documents

(a)	The documents provided to the Administrative Agent under Clause 4.1 (Initial conditions precedent) or Clause 24.2 (Additional Guarantors) are true, complete and accurate and in full force and effect, in each case as at the date any such documents are provided to the Administrative Agent.

(b)	Any certified copy of a document provided to the Administrative Agent under Clause 4.1 (Initial conditions precedent) or Clause 24.2 (Additional Guarantors) is a true, complete and accurate copy of the original document and the original document was in full force and effect, in each case as at the date any such document is provided to the Administrative Agent.

17.27	No Financial Indebtedness, guarantees or Security

(a)	The Borrower has no Financial Indebtedness other than Permitted Financial Indebtedness.

(b)	The Guarantor has no Financial Indebtedness other than the Financial Indebtedness existing as reflected in the Guarantor’s Original Financial Statements (other than any Financial Indebtedness discharged at the Closing Date).

(c)	No Obligor has issued any guarantees (howsoever named or described) other than the Permitted Guarantees.

(d)	No Security exists over all or any of the assets of the Borrower and no Quasi Security exists over all or any of the shares of the Borrower other than Permitted Security or other Quasi Security entered into pursuant to a Finance Document existing at the date of this Agreement and previously disclosed to and accepted in writing by the Administrative Agent.

17.28	OFAC restrictions

No Obligor nor, to the knowledge of any Obligor, any director, officer, agent, employee, Affiliate of it or any person acting on its behalf is currently the target of any United States of America sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

17.29	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the Signing Date, the date of the Utilisation Request, the Closing Date, and on the first day of each Interest Period; and

(ii)	in the case of any Additional Guarantor, the day on which any such person becomes (or it is proposed that such person becomes) an Additional Guarantor.

(b)	The representations and warranties set out in Clauses 17.1 (Status) to 17.6 (Guarantor authorisations and share ownership), Clause 17.9 (No filing or stamp taxes), Clause 17.15 (Pari passu ranking), Clause 17.20 (Title) and Clause 17.27(a) (No Financial Indebtedness, guarantees or Security) shall, in addition to paragraph (a) above, be deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of execution of each Security Document.

SECTION 18

INFORMATION UNDERTAKINGS

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

(a)	The Borrower shall supply to the Administrative Agent in sufficient copies for all the Finance Parties:

(i)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, its audited financial accounts for that financial year;

(ii)	as soon as the same become available, but in any event within sixty (60) days after the end of each fiscal quarter, its quarterly unaudited financial accounts;

(iii)	an annual business plan and budget and updated financial model for the Borrower no later than 30 November of each year during the term of the Loan, updated as may be required;

(iv)	projected accounting information and cash flows if so requested by the Administrative Agent (acting on the instructions of the Lender) within fourteen (14) days following a request from the Administrative Agent to do so.

(b)	The Guarantor shall supply to the Administrative Agent:

(i)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, its audited consolidated financial accounts for that financial year;

(ii)	as soon as the same become available, but in any event within sixty (60) days after the end of each fiscal quarter, its quarterly unaudited consolidated financial accounts; and

(iii)	an annual business plan and budget and updated financial model for the Guarantor no later than 30 November of each year during the term of the Loan, updated as may be required;

(iv)	projected accounting information and cash flows, if so requested by the Administrative Agent (acting on the instructions of the Lender) within fourteen (14) days following a request from the Administrative Agent to do so.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Administrative Agent together with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) its computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which or, as applicable, during the period in respect of which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one (1) of the chief financial officer or chief executive officer of the Borrower.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall be certified by (i) one (1) of the chief financial officer or chief executive officer plus (ii) a director or the company secretary or an authorised representative of the relevant company, as giving a true and fair view of its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower and the Guarantor shall procure that each set of financial statements of the Borrower and the Guarantor (as the case may be) delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower and the Guarantor, as the case may be, unless, in relation to any set of financial statements, it notifies the Administrative Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Borrower and the Guarantor, as the case may be) deliver to the Administrative Agent:

(i)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Borrower’s and the Guarantor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lender to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and Original Financial Statements for the Borrower and the Guarantor, as the case may be.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Administrative Agent:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration, investigative or administrative proceedings which are current, threatened or pending against the Borrower or the Guarantor and which:

(i)	would reasonably be expected, if adversely determined, have a Material Adverse Effect; and/or

(ii)	exceed one million Dollars (US$1,000,000) in value,

together with such updates as shall be periodically requested by the Administrative Agent;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower or the Guarantor as any Finance Party (through the Administrative Agent) may reasonably request (whether a Default is then in existence or otherwise);

(d)	promptly, notice of any change in the authorised signatories of the Borrower or the Guarantor, signed by a Director or the secretary of the Borrower or the Guarantor, whose specimen signature has previously been provided to the Administrative Agent, accompanied (where relevant) by a specimen signature of each new signatory;

(e)	promptly on becoming aware of them, details of any claim made under any Insurance where the claim for any single claim is for a sum in excess of one million Dollars (US$1,000,000) or where the amount of the claim when aggregated with all other amounts claimed under any Insurance during the previous six (6) months exceeds three million Dollars (US$3,000,000);

(f)	all material notices and material communications in connection with any material contract (including any Rig Document); and

(g)	details of any other circumstances that could reasonably be expected to result in a Material Adverse Change.

18.5	Copies of Requested Rig Invoices

The Borrower shall deliver to the Administrative Agent and the Account Agent copies of all invoices, demands for payment (or the like) issued by or received by it in connection with the Rig and/or under, pursuant to or in connection with the Rig Documents as the Administrative Agent or the Account Agent may from time to time reasonably request.

18.6	Access to books and records

Upon the request of the Administrative Agent (on the instructions of any Finance Party), each Obligor shall provide the Administrative Agent and any of its representatives, professional advisers and contractors with access to and permit inspection by them of the assets, premises, books and records of the Obligors in each case at reasonable times and upon reasonable notice.

18.7	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party, or procure the supply of, such documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all “know your customer” requirements.

(b)	Each Finance Party must promptly on the request of the Administrative Agent supply to the Administrative Agent any documentation or other evidence which is reasonably required by the Administrative Agent to carry out and be satisfied with the results of all know your customer requirements.

SECTION 19

FINANCIAL COVENANTS

19.	FINANCIAL COVENANTS

19.1	Financial condition of the Borrower

The Borrower shall ensure that, for each Relevant Period with the first test being for the fiscal year ending 31 December 2009, it maintains a Debt Service Cover Ratio (being its EBITDA less Periodic Capital Expenditure plus EBITDA Subsidy divided by Consolidated Debt Service, in each case for the then Relevant Period) of not less than 1.1 to 1.0.

19.2	Financial covenant calculations

Consolidated Net Debt, Consolidated Debt Service, EBITDA, Interest Expense and income tax shall be calculated and interpreted on the basis of US GAAP and shall be expressed in US Dollars.

19.3	Financial Covenant Definitions

In this Clause 19 (Financial Covenants):

“Consolidated Debt Service” means, in respect of any Relevant Period, the sum of:

(a)	all Cash Interest Payments for that Relevant Period;

(b)	all Debt reaching maturity during the Relevant Period; and

(c)	all other Debt outstanding at the commencement of that Relevant Period originally scheduled for repayment in that Relevant Period (whether or not paid or repaid when due).

“Consolidated Net Debt” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of the Borrower (including any monies owing under Treasury Transactions calculated on a marked to market basis).

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited balance sheet of the Borrower been prepared as at that day in accordance with US GAAP.

“Debt” means, in respect of any Relevant Period, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of its Financial Indebtedness.

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Borrower for that Relevant Period:

(a)	before taking into account:

(i)	goodwill amortisation;

(ii)	net Interest Expense;

(iii)	income tax; and

(iv)	extraordinary and exceptional items; and

(b)	after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

as determined (except as needed to reflect the terms of this Agreement) from the financial statements of the Borrower delivered under Clause 18.1 (Financial statements).

“EBITDA Subsidy” means any contribution of cash equity to the Borrower from the Guarantor during the Relevant Period less any distribution of cash, share dividends or distributions from the Borrower to the Guarantor during the Relevant Period.

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges paid by the Borrower in that Relevant Period in respect of Consolidated Net Debt including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by adding back the net amount paid (or deducting the net amount received) by the Borrower in respect of that Relevant Period under currency hedging arrangements (if any), all as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Borrower and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“Periodic Capital Expenditure” means, in respect of the Borrower, in any Relevant Period, any capital expenditure of a capital (non-operational) nature incurred in that Relevant Period as set out in the most recently delivered Financial Statements, excluding Capital Expenditure incurred in accordance with the then relevant Approved Annual Major Maintenance Budget and which has been paid for with monies standing to the credit of the Major Maintenance Reserve Account.

“Relevant Period” means each financial quarterly period of the Borrower provided that the first Relevant Period shall end on 31 December 2009.

SECTION 20

GENERAL UNDERTAKINGS

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations and Security registrations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	(if so requested) supply certified copies to the Administrative Agent of,

any Authorisation required under any law or regulation to enable it to carry on its business and, in the case of the Borrower only, in relation to or pertaining to the Rig (in each case where failure to so obtain and comply would reasonably be expected to have a Material Adverse Effect) and any Authorisation required under any law or regulation to perform its obligations under the Transaction Documents (including, without limitation, in connection with any payment to be made thereunder) and to ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction of any Transaction Document or otherwise required for a purpose specified in Clause 17.5 (Authorisation, validity and admissibility in evidence).

(b)	Each Obligor shall promptly make (or ensure the making of) the registrations, obtain all Authorisations and otherwise comply with other requirements necessary to perfect the Security created under the Security Documents.

20.2	Compliance with laws and legal validity

Each Obligor shall materially comply in all respects with:

(a)	all laws, regulations, permits, consents and licences to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents; and

(b)	the terms of its constitutional documents and do all that is necessary to maintain in full force its legal existence and to take all action to maintain its rights, privileges and franchises material or necessary for the conduct of its business.

20.3	Guarantor guarantee compliance and share ownership

(a)	The Guarantor shall promptly comply with and do all such acts, deeds and things as are necessary to maintain in full force and effect any authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents, and to ensure legality, validity, enforceability and admissibility in evidence of the same in each Relevant Jurisdiction. It shall supply to the Administrative Agent certified copies of any such forms or other filings made with the relevant body, upon request by the Administrative Agent.

(b)	The Guarantor shall, at all times while the guarantee given by it under this Agreement is in force, continue to directly legally and beneficially own at all times one hundred per cent. (100%) of the issued and paid up share capital of the Borrower.

20.4	Negative pledge (Assets and Receivables)

(a)	Except as provided in paragraph (b) below, the Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) does not apply to any Permitted Security.

(c)	The Borrower shall not:

(i)	dispose of any of its receivables on recourse terms; or

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts (other than as permitted by any Finance Document); or

(iii)	enter into any other preferential arrangement having a similar effect.

(d)	Paragraph (c) above does not apply to any bank netting or set off right arising in the ordinary course of the Borrower’s banking arrangements for the purpose of netting debit and credit balances.

(e)	The Borrower will not enter into, create or permit to subsist any Quasi Security over any of its assets except for any Quasi Security entered into or granted pursuant to a Finance Document other than any Permitted Security.

20.5	Non-disposal of Assets

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of its assets.

(b)	Paragraph (a) above does not apply to any Permitted Disposal.

20.6	Financial Indebtedness

(a)	The Borrower shall not incur (or agree to incur) or permit to subsist any Financial Indebtedness without the prior written consent of the Lender.

(b)	Paragraph (a) above does not apply to Permitted Financial Indebtedness.

20.7	Merger, Subsidiaries etc.

(a)	Provided that no Default is existing, the Guarantor shall not enter into any amalgamation, demerger, or merger without the prior written consent of the Lender, which shall not be unreasonably withheld or denied, unless after taking into effect the amalgamation, demerger or merger:

(i)	the Guarantor is the surviving company;

(ii)	the existing members of the Guarantor’s board of directors constitute a majority of the board members after such amalgamation, demerger, or merger; and

(iii)	the Guarantor remains a publicly traded company on a recognised stock exchange,

and provided always that any such amalgamation, demerger, or merger shall not in the reasonable opinion of the Lender result in a deterioration of the financial condition of the Guarantor.

(b)	Other than as provided for in paragraph (a) above, the Guarantor shall not enter into any amalgamation, demerger, merger, joint venture, corporate consolidation or other corporate reconstruction without the prior written consent of the Lender which may be withheld by the Lender in its sole discretion.

(c)	The Borrower shall not enter into any amalgamation, demerger, merger, joint venture, corporate consolidation or other corporate reconstruction.

(d)	The Borrower shall not be permitted to have any Subsidiary.

20.8	Pari Passu Ranking

The Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily applied by law applying to companies generally.

20.9	Constitutional Documents and Corporate Existence

(a)	No Obligor shall make or permit to be made any amendment to its constitutional documents, save for any which are non-material, administrative or technical in nature and which could not reasonably be expected to be prejudicial to the interests of the Finance Parties or those which have been approved in advance (in writing) by the Administrative Agent (acting on the instructions of the Lender).

(b)	Each Obligor shall maintain its corporate existence and its powers to carry on its business as it is being conducted as at the date of this Agreement.

20.10	Group Structure Chart and New Shares

(a)	The Borrower shall promptly notify the Administrative Agent in writing of any material change made to the corporate/shareholding structure of it and each other Obligor from that reflected in the Group Structure Chart delivered to the Administrative Agent in the Agreed Form in accordance with Clause 4 (Conditions of Utilisation) and shall, at the same time as such notification, deliver to the Administrative Agent a revised version of such Group Structure Chart fully and accurately reflecting such change.

(b)	The Borrower shall not:

(i)	issue any new share to any person; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of the Borrower (including any right of pre-emption, conversion or exchange), or alter any right attributing to any share capital of the Borrower.

(c)	The Guarantor shall be permitted to:

(i)	issue any new share to any person; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of the Guarantor (including any right of pre-emption, conversion or exchange), provided always that the terms and conditions of the Share Pledge are and at all times remain complied with.

20.11	Change of business, other business etc.

(a)	No Obligor shall abandon or make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

(b)	The Borrower shall not engage in any other activity which is not directly associated with or reasonably incidental to the ownership and operation of the Rig.

(c)	The Borrower shall not change its name or that of the Rig without the prior written consent of the Lender (not to be unreasonably withheld).

20.12	Expenditure

The Borrower shall not incur expenditure in relation to or pertaining to the Rig other than:

(a)	in respect of Operating Costs, on individual items (or particular classes of items) included in the Approved Quarterly Operating Budget (or otherwise expressly permitted by any Finance Document to be incurred) in an amount not greater than the applicable amount specified in the Approved Quarterly Operating Budget (or expressly permitted by the Finance Documents) for such item (or classes of items);

(b)	in respect of Capital Expenditure, on individual items (or particular classes of items) included in the Approved Annual Major Maintenance Budget (or otherwise expressly permitted by any Finance Document to be incurred) in an amount not greater than the applicable amount specified in the Approved Annual Major Maintenance Budget (or expressly permitted by the Finance Documents) for such item (or classes of items);

(c)	at any time, any expenditure incurred under a contract entered into by the Borrower in accordance with Clause 20.13 (New Material Contracts) after the date of the most recent Approved Quarterly Operating Budget; or

(d)	any expenditure which:

(i)	has been approved in advance in writing by the Administrative Agent acting in consultation with the Technical Agent (when such expenditure would not exceed a figure which is 10 per cent. of the budgeted spend for the then applicable Month as set out in the Approved Quarterly Operating Budget (in the case of expenditure being in the nature of an Operating Cost) or the Approved Annual Major Maintenance Budget (in the case of expenditure being in the nature of Capital Expenditure); or

(ii)	has been approved in advance in writing by the Administrative Agent acting in consultation with the Technical Agent and each of them acting on the instructions of the Lender (where such expenditure would exceed the 10 per cent. threshold referred to in sub-paragraph (i) above).

20.13	New Material Contracts

(a)	The Borrower shall not enter into any new contracts or agreements except:

(i)	any Rig Document (to which in the case of any Rig Drilling Contract, paragraph (b) shall apply);

(ii)	as required under the Rig Documents or as expressly permitted under the Finance Documents including, without limitation, contracts pursuant to which the Borrower incurs or permits to subsist Permitted Financial Indebtedness in accordance with Clause 20.6 (Financial Indebtedness);

(iii)	in relation to or pertaining to the Rig any individual contract of employment and/or services between the Borrower and any employee of or service provided to the Borrower, provided that the anticipated liability of the Borrower under all such contracts of employment and/or services does not exceed the relevant line item in the then Approved Quarterly Operating Budget; or

(iv)	in relation to or pertaining to the Rig with the prior written consent of the Administrative Agent.

(b)	Prior to entering into any Rig Drilling Contract, the Borrower shall provide to each of the Administrative Agent and the Technical Agent:

(i)	a copy of the proposed Rig Drilling Contract; and

(ii)	written confirmation addressed to the Lender that the Rig Drilling Contract complies with the minimum requirements set out in Schedule 4 (Mandatory Rig Drilling Contract Provisions).

Within seventy-two (72) hours of receipt by email of the material described in (i) and (ii) above, the Administrative Agent (acting reasonably) will provide or refuse to provide its approval for the Borrower to enter into the relevant Rig Drilling Contract. If no such response is received by or on behalf of the Administrative Agent within the seventy-two (72) hours period described herein, the approval of the Administrative Agent will be deemed to have been received.

20.14	Intellectual Property

The Borrower shall obtain and maintain its right to use all intellectual property (including licences, copyright, design, registrations and know-how) necessary for it to comply with the terms and conditions of the Transaction Documents.

20.15	Currency hedging

The Borrower shall enter into a Hedging Letter (in form and substance acceptable to the Administrative Agent) with a Hedging Bank (acceptable to the Administrative Agent) in relation to any non-Dollar earnings under a Rig Drilling Contract where total non-Dollar earnings over the term of the relevant Rig Drilling Contract are more than twenty per cent. (20%) of the total value of that Rig Drilling Contract.

20.16	Insurance – General

(a)	The Borrower shall maintain insurances on and in relation to its business and assets with reputable independent underwriters or insurance companies:

(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)	against those risks, and to the extent, required by applicable law or by contract,

including those risks recommended, and at commercially prudent levels no lower than those agreed with the Administrative Agent (acting on the instructions of the Lender) prior to the date of this Agreement.

(b)	The Borrower shall promptly pay premiums and do all things necessary to maintain insurances required of it by paragraph (a) above.

(c)	The Borrower shall ensure that the Guarantor does not have or benefit from any Insurance in respect of any of the Borrower’s assets, except as otherwise notified to (and consented to by) the Lender prior to the Closing Date.

20.17	Insurance – Rig Specific

In this Clause 20.17, except as otherwise stated, the term “approved” (or derivations thereof, such as “approval”) shall mean as approved in advance in writing by the Insurance Agent (acting on the instructions of the Lender).

(a)	The Borrower shall, at its own expense, keep the Rig insured against:

(i)	fire and usual marine risks (including hull and machinery and excess risks);

(ii)	war risks;

(iii)	political risks;

(iv)	protection and indemnity risks; and

(v)	any other risks against which the Insurance Agent considers, having regard to practices and other circumstances prevailing at the relevant time, would in its opinion be reasonable for the Borrower to insure and which are specified by the Insurance Agent in a notice to the Borrower.

(b)	The Borrower shall, in respect of the Rig (and subject always to the proviso set out at the end of this paragraph (b)), effect such Insurances:

(i)	in Dollars;

(ii)	in the case of fire and usual marine risks and war risks, in an amount on an approved value basis for not less than the then current market value (as determined by the Insurance Agent) of such Rig; and

(iii)	in the case of oil pollution liability risks, for an approved aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(iv)	in relation to protection and indemnity risks in respect of the Rig’s full tonnage;

(v)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, with approved war risks and protection and indemnity risks associations; and

(vi)	on such other terms and/or conditions as the Lender may require (including deductible levels which are acceptable to the Lender in its sole discretion),

provided always that the coverage amount of such Insurance shall be maintained at whichever is then greater of (A) one hundred and ten per cent. (110%) of the then outstanding amount under the Finance Documents and (B) the then current market value (as determined by the Insurance Agent).

(c)	The Borrower shall procure that the Insurances shall:

(i)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)	name the Security Trustee as loss payee with the Finance Insured Parties as additional insureds, with such directions for payment as the Security Trustee may specify;

(iii)	provide that all payments by or on behalf of the insurers under the Insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(iv)	provide that such Insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Finance Party; and

(v)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

(d)	The Borrower shall:

(i)	at least twenty one (21) days before the expiry of any Insurance, (A) notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that Insurance and of the proposed terms of renewal and (B) obtain the Security Trustee’s approval to the matters referred to in paragraph (A) of this paragraph (d)(i);

(ii)	at least fourteen (14) days before the expiry of any Insurance, renew that Insurance in accordance with the Security Trustee’s approval pursuant to paragraph (d)(i); and

(iii)	procure that the approved brokers and/or the war risks and protection and indemnity associations with whom such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

(e)	The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the Insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and approved by the Insurance Agent and including undertakings by the approved brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of paragraph (c) above;

(ii)	they will hold such policies, and the benefit of such Insurances, to the order of the Security Trustee in accordance with such loss payable clause;

(iii)	they will advise the Security Trustee immediately of any material change to the terms of the Insurances;

(iv)	they will notify the Security Trustee, not less than fourteen (14) days before the expiry of any of the Insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(v)	they will not set off against any sum recoverable in respect of a claim relating to the Rig under such Insurances any premia or other amounts due to them or any other person whether in respect of the Rig or otherwise, that they waive any lien on the policies (or any sums received under them) which they might have in respect of such premiums or other amounts, and they will not cancel such Insurances by reason of non payment of such premia or other amounts, and will arrange for a separate policy to be issued in respect of the Rig promptly upon being so requested by the Security Trustee.

(f)	The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Rig is entered provides the Security Trustee with:

(i)	a certified copy of the certificate of entry for the Rig;

(ii)	a letter or letters of undertaking in such form as may be required by the Security Trustee and/or the Insurance Agent; and

(iii)	a certified copy of each certificate of financial responsibility for pollution by oil, if relevant, or other environmentally sensitive material issued by the relevant certifying authority in relation to the Rig.

(g)	The Borrower shall ensure that all policies relating to the Insurances are deposited with the approved brokers through which the Insurances are effected or renewed.

(h)	The Borrower shall punctually pay all premia or other sums payable in respect of the Insurances and produce all relevant receipts when so required by the Security Trustee.

(i)	The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

(j)	The Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any Insurance invalid, void, voidable or unenforceable or render any sum payable under any Insurance repayable in whole or in part; and, in particular:

(i)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances, ensure that the Insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(ii)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Rig approved by the underwriters of the Insurances; and

(iii)	the Borrower shall not employ its Rig, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the Insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premia or otherwise) which the insurers specify.

(k)	The Borrower shall not make or agree to any alteration to the terms of any Insurance nor waive any right relating to any Insurance.

(l)	The Borrower shall not settle, compromise or abandon any claim under any Insurance for total loss or for a major casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the Insurances.

(m)	The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between itself and:

(i)	the approved brokers; and

(ii)	the approved protection and indemnity and/or war risks associations; and

(iii)	the approved insurance companies and/or underwriters, which relate directly or indirectly to the Borrower’s obligations relating to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls and any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (i) or (ii) of this paragraph (m) relating wholly or partly to the effecting or maintenance of the Insurances.

(n)	The Borrower shall promptly provide the Insurance Agent (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Insurances effected or proposed to be effected; and/or

(ii)	effecting, maintaining or renewing any such Insurances as are referred to in paragraph (r) below or dealing with or considering any matters relating to any such Insurances.

(o)	The Borrower shall, forthwith upon demand, indemnify the Insurance Agent in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (n) above.

(p)	The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance, a mortgagee’s political risks insurance and a mortgagee’s interest marine insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

(q)	The Security Trustee shall be entitled to remedy any defect in any insurance if the Borrower fails to do so.

(r)	If the Borrower fails to maintain any contract of insurance which it is required to maintain under this Agreement, the Borrower will allow the Administrative Agent to purchase the requisite insurance on its behalf if the Administrative Agent so elects. The Borrower must immediately on request by the Administrative Agent pay the costs and expenses of the Administrative Agent or any of its agents incurred in the purchase of that insurance.

(s)	Notwithstanding anything to the contrary in the other Financing Documents, all insurance payments in respect of any liability of the Obligors to third persons or damage to property of third persons by any Obligors shall be paid by the underwriter of such insurance policy directly to the person to whom such liability is owed or directly to the applicable Obligor to reimburse it for any loss, damage or expense incurred by it in connection with the event or condition giving rise to such liability.

20.18	Rig specific covenants

(a)	The Borrower shall keep the Rig registered in its name with a Panamanian flag or another flag acceptable to the Administrative Agent and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled, nor shall the Borrower change the name or port of registry of the Rig.

(b)	The Borrower shall not direct, instruct or permit the Rig to pass into or be located within any jurisdiction (including any disputed territorial waters) appearing on the OFAC List, or prohibited by any Insurances, or otherwise as instructed in writing by the Lender (acting in its sole discretion).

(c)	The Borrower shall keep the Rig in a good and safe condition and state of repair:

(i)	consistent with first class rig ownership and management practice for offshore drilling purposes;

(ii)	so as to maintain the Rig’s class (at no lesser than its current class), free of overdue recommendations and conditions affecting its class; and

(iii)	so as to comply with all laws, Authorisations and regulations applicable to the Rig at the same port of registry or in any jurisdiction in which the Rig may operate from time to time.

(d)	The Borrower shall duly and punctually comply with and maintain, and use all reasonable efforts to ensure that the Rig Builder and all suppliers duly and punctually observe and perform all conditions and obligations imposed upon the Rig Builder and suppliers, as applicable, by the terms and conditions of the warranties on the Rig and Equipment.

(e)	The Borrower shall not make any modification, addition, removal or repairs to, or replacement of, the Rig or any equipment installed on the Rig which would or might alter the structure, type or performance characteristics of the Rig or impair its value without the prior written consent of the Technical Agent provided that the Borrower may make non-material modifications, additions, removals or repairs where the cost to the Borrower of such modification, addition, removal or repair is no more than two hundred and fifty thousand Dollars (US$250,000) for any single event or an accumulative amount equal to five hundred thousand Dollars (US$500,000) during any calendar quarter.

(f)	The Borrower shall not remove any material part of the Rig, or any item of Equipment installed on, the Rig unless the part or item so removed is promptly replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security or any right in favour of any person other than the Security Trustee and becomes on installation on the Rig, the property of the Borrower and subject to the Security constituted by the Rig Mortgage; provided however, that the Borrower may install or remove equipment owned by a third party if such equipment can be installed or removed without any risk of damage to the Rig.

(g)	The Borrower shall submit the Rig regularly to all periodical or other surveys which may be required for classification or other purposes and, if so required by the Technical Agent, provide the Technical Agent with copies of all survey reports.

(h)	The Borrower shall permit the Technical Agent (by surveyors or other persons appointed by it for that purpose) to board the Rig at all reasonable times and, if no Default exists, upon at least three (3) Days prior notice, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

(i)	The Borrower shall promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Rig or the Insurances in respect of the Rig;

(ii)	all Taxes, dues and other amounts charged in respect of the Rig or the Insurances in respect of the Rig; and

(iii)	all other outgoings whatsoever in respect of the Rig or the Insurances in respect of the Rig;

and upon receiving notice of the arrest of the Rig, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall immediately procure its release by providing bail or otherwise as the circumstances may require.

(j)	The Borrower shall:

(i)	comply, or procure compliance with, to the extent applicable, the ISM Code, the ISPS Code, the ISSC, the Marpol Protocol, all Environmental Laws and all other laws or regulations relating to the Borrower, the Rig, its ownership, operation and management of the Rig or to its business;

(ii)	not employ the Rig nor allow its employment in any manner contrary to any law, Authorisation or regulation in any relevant jurisdiction including, but not limited, to the extent applicable, the ISM Code, the ISPS Code, the ISSC and the Marpol Protocol; and

(iii)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Rig to enter or operate in any zone which is declared a war zone by any government or by the Rig’s war risks insurers, unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

(k)	The Borrower shall promptly provide the Administrative Agent with any information which it requests regarding:

(i)	the Rig, its employment, position and engagements;

(ii)	payments and amounts due to the master and crew of the Rig;

(iii)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Rig and any payments made in respect of the Rig;

(iv)	any towages and salvages and/or charges in relation thereto;

(v)	the Borrower’s or the Rig’s compliance with, to the extent applicable, the ISM Code, the ISPS Code, the ISSC and the Marpol Protocol or any other applicable statute, legislation or code;

and, upon the Administrative Agent’s request, provide copies of any current charter or other contract of employment relating to the Rig, of any current charter guarantee and copies of the Rig’s document of compliance and safety management certificate.

(l)	The Borrower shall promptly notify the Administrative Agent by fax, confirmed forthwith by letter thereafter, of:

(i)	any casualty on the Rig caused by a serious accident which is or is likely to be or to become a major casualty (hospitalisation) or death caused by a serious accident;

(ii)	any occurrence as a result of which the Rig has become or is, by the passing of time or otherwise, likely to become a total loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within a reasonable time after the Borrower is notified of such recommendation or requirement as agreed with the Technical Agent;

(iv)	any expropriation, nationalisation, arrest or detention of the Rig, any exercise or purported exercise of any lien on the Rig or any requisition of the Rig for hire;

(v)	any intended dry docking of the Rig;

(vi)	any claim for breach of, to the extent applicable, the ISM Code, the ISPS Code, the ISSC, the Marpol Protocol or any other applicable statute, legislation or codes being made against the Borrower or otherwise in connection with the Rig; or

(vii)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code, the ISSC, the Marpol Protocol (to the extent applicable) or any other applicable statute, legislation or code not being complied with, and the Borrower shall keep the Administrative Agent advised in writing on a regular basis and in such detail as the Administrative Agent shall require of the Borrower’s or any other person’s response to any of such events or matters as are referred to above.

(m)	The Borrower, without the prior written consent of the Lender, shall not:

(i)	subject to Clause 20.13, enter into any Rig Drilling Contract or other contract or charter for the use of the Rig by any Person;

(ii)	let the Rig on demise charter for any period;

(iii)	allow anyone other than Borrower to be the operator of the Rig;

(iv)	employ the Rig or permit the Rig to be employed or otherwise engage in business otherwise than on bona fide arm’s length terms;

(v)	de-activate or lay up the Rig;

(vi)	put the Rig into the possession of any person for the purpose of work being done upon her in an amount not provided for in the Approved Annual Major Maintenance Budget unless the Lender is satisfied that the cost of such work will be covered by Insurance proceeds;

(vii)	take any action that would void any of the warranties provided by the Rig Builder and any equipment supplier under the Rig Construction Contract;

(viii)	consent or agree to any waiver or release of any material obligation owed to the Borrower under or in connection with the Rig Construction Contract;

(ix)	assign or agree to assign the Rig Construction Contract;

(x)	consent to the transfer by the Rig Builder of any of its rights or obligations under the Rig Construction Contract without the prior written consent of the Lender;

(xi)	change, alter or compromise the Rig’s qualification for documentation under the Panamanian flag;

(xii)	execute or deliver the Protocol of Delivery and Acceptance Certificate (as such term is defined in the Rig Construction Contract);

(xiii)	agree to, or permit or suffer, any material amendment or modification whatsoever of or variation whatsoever in the terms of any Rig Document other than to extend the time for payment or change the Delivery Date provided that the Lender has consulted with the Borrower and received the Borrower’s prior written consent to any such amendment or modification.

(n)	The Borrower shall ensure that Rig Mortgage remains in full force and effect and creates and maintains a valid first ranking mortgage over the Rig at all times whilst any amount remains outstanding under any Finance Document.

(o)	The Borrower shall ensure that it carries on board the Rig a certified copy of the Rig Mortgage and places and maintains in a conspicuous place in the navigation room of the Master’s cabin of the Rig a framed printed notice stating that the Rig is mortgaged by the Borrower (on a first ranking basis) to the Security Trustee.

(p)	The Borrower shall not enter into any Rig Drilling Contract unless the Lender has approved in advance the identity of the Rig Drilling Services Offtaker and the terms of the Rig Drilling Contract, and as a condition to such approval the Borrower shall (in order of priority):

(i)	use its best endeavours to procure that the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties); or

(ii)	use its best endeavours to procure that the Borrower’s rights (including its rights to payment) and remedies under the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties); or

(iii)	procure that the benefit of earnings and other moneys owed to the Borrower under the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties).

20.19	Environmental undertakings

Each Obligor shall:

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,

in each case where failure to do so might have a Material Adverse Effect.

20.20	Notice of litigation, environmental claims and handling of disputes

(a)	Each Obligor shall promptly notify the Administrative Agent of any claim, notice or other written communication received by it in respect of any actual or alleged breach of or liability under any Environmental Law and/or any Environmental Licence which, if substantiated, might have a Material Adverse Effect;

(b)	No Obligor shall compromise or settle any action, dispute, litigation, arbitration or any other administrative proceedings in respect of any matter referred to in Clause 18.4(b) (Information: miscellaneous) and/or paragraph (a) above which is (in the opinion of the Lender) material without the prior written consent of the Lender (not to be unreasonably withheld or delayed).

20.21	Establishment, Maintenance and Operations of the Accounts

(a)	The Borrower shall open, establish, maintain and operate the Accounts with the Account Agent, on the terms and conditions set out in this Agreement, the Accounts Agreement and the other Finance Documents.

(b)	The Borrower shall not open, establish and/or maintain (whether in its sole or joint name) any bank account other than the Accounts.

(c)	All monies received by the Borrower in connection with the Rig, including pursuant to, under or in connection with the Rig Documents (and any other operation, charter or hire of the Rig) and all payments to be made by the Borrower under the terms and conditions of the Transaction Documents shall only be paid into or from (as the case may be) the Accounts or such other accounts as may be approved in writing by the Administrative Agent, in accordance with the terms and conditions set out in this Agreement, the Accounts Agreement and the other Finance Documents.

20.22	Rig Drilling Contract Performance Bond

Prior to entering into any Rig Drilling Contract which requires the Borrower to procure the delivery of a performance bond, counter-indemnity or similar instrument, the Borrower shall promptly provide the Administrative Agent satisfactory evidence of such and following execution of any such Rig Drilling Contract the Borrower shall from time to time and upon request of the Administrative Agent confirm that it is in full compliance with the terms and conditions thereof.

20.23	Payment of Dividends and Distributions

(a)	The Borrower shall not declare, make or pay any Distributions prior to 30 September 2010.

(b)	From 30 September 2010, the Borrower shall only be permitted to make Distributions in an amount which does not exceed fifty per cent. (50%) of Net Income (as such term is defined in Clause 19 (Financial Covenants) and provided further that at the time the Borrower intends to make any such Distribution:

(i)	no Default is then in existence (or would be in existence after giving effect to such transfer);

(ii)	each of the Obligors is (and will be after giving effect to such transfer) in compliance with the covenants set out in Clause 19 (Financial Covenants) including with respect to the Debt Service Cover Ratio; and

(iii)	each of the Operations Account, Major Maintenance Reserve Account, the Operational Cost Reserve Account and the Interest Payment (Retentions) Account are fully funded in cash to the level then required by the terms and conditions of the Accounts Agreement and the other Finance Documents.

20.24	Excess Cash Account Restrictions

The Borrower shall not be permitted to make or request that the Account Agent make any transfer of monies into the Excess Cash Account, otherwise than in compliance with the relevant provisions of the Accounts Agreement and the terms and conditions of the remainder of the Finance Documents.

20.25	Notification of default

(a)	The Borrower shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence.

(b)	Promptly upon a request by the Administrative Agent, the Borrower shall supply to the Administrative Agent a certificate signed by two (2) directors or two (2) authorised officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it, together with (from time to time) such information as the Administrative Agent shall consider reasonably necessary in relation to any such Default promptly after being requested to deliver the same).

20.26	FCPA Compliance

Each of the Obligors (on a joint and several basis) undertake to the Lender that they shall and shall procure that each of their Affiliates, each of their Subsidiaries and any person acting on behalf of or representing themselves and/or any such entity (the “FCPA Covenantors”) use their best endeavours to procure that each Obligor and FCPA Covenantor shall:

(a)	comply with (i) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries and any regulations issued thereunder (both as amended); (ii) the United States Foreign Corrupt Practices Act of 1977 and any regulations issued thereunder (as amended) (the “FCPA”) and (iii) the anti-bribery or corruption laws, rules and regulations of all jurisdictions to which any of the Obligors or the FCPA Covenantors are subject and, in particular but without limitation, shall not knowingly offer, promise, authorise or make, directly or indirectly (A) any unlawful payments or (B) payments or other inducements to any government official, including any official of an entity owned or controlled by a government, or foreign official (as that term is defined in the FCPA) regardless of rank or position or any private entity with the intent or purpose of (aa) influencing any act or decision of such official in his official capacity, (bb) inducing such official or private entity to do or omit to do any act in violation of the lawful duty of such official or private entity or (cc) inducing such official to use his/her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or (dd) obtaining or securing any improper advantage, in order to assist any person in obtaining or retaining business for or with, or directing business to, any person; and

(b)	not make any offer, payment, gift, promise or authorisation to or for the use or benefit of any other person if it knows, has firm belief, or is aware or should have been aware that there is a high probability that the other person will use such offer, payment, gift, promise or authorisation in violation of the this Clause 20.26; and

(c)	take all measures to ensure that it shall not be in violation of the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the UK Anti-terrorism, Crime and Security Act 2001, as amended, the UK Terrorism Act 2000, as amended, or any similar federal, state or foreign law or regulation.

SECTION 21

BUDGETS AND REPORTS

21.	BUDGETS AND REPORTS

21.1	Delivery and Agreement of Budgets

(a)	The Borrower shall deliver to the Administrative Agent and the Technical Agent:

(i)	by no later than the Utilisation Date, the Initial Approved Quarterly Operating Budget as referred to in paragraph 11 of Schedule 2 Part I (Conditions); and

(ii)	the Initial Approved Annual Major Maintenance Budget as referred to in paragraph (g) of Schedule 2 Part III (Conditions) (to be delivered by no later than the date specified in such Schedule),

in sufficient copies for the Finance Parties (for distribution by the Administrative Agent to the Finance Parties).

(b)	By the date occurring:

(i)	not later than 20 December 2009 (being ten (10) days prior to the expiry of the initial period covered by the Initial Approved Quarterly Operating Budget) and thereafter by no later than ten (10) days prior to the expiry of each calendar quarter occurring after 31 December 2009 2009; and

(ii)	not later than ten (10) months after the delivery by the Borrower of the Initial Approved Annual Major Maintenance Budget and annually thereafter,

the Borrower and the Technical Agent (in consultation with the Technical Adviser) shall agree an updated budget for the Borrower’s projected Operating Expenses and Capital Expenditure requirements for the three (3) month period (in the case of projected Operating Expenses) and for the twelve (12) month period (in the case of projected Capital Expenditure) immediately following the expiry of the currently applicable period referred to in the then current Approved Quarterly Operating Budget and the then current Approved Annual Major Maintenance Budget.

(c)	If, prior to the expiry of the time periods referred to in paragraph (b) above, the Borrower and the Technical Agent are unable to agree an updated budget for the Borrower’s projected Operating Expenses and/or Capital Expenditure requirements for the three (3) month and/or the twelve (12) month period, as applicable, immediately following that referred to in the current relevant budget (the “Next Budget Period”), then during the Next Budget Period:

(i)	the Borrower may not incur or make payment of any amount of Operating Expense which has not been agreed in advance by the Technical Agent other than, during the period of any existing Approved Quarterly Operating Budget, in respect of items in that existing Approved Quarterly Operating Budget; and

(ii)	the Borrower shall continue to be required to fund the Major Maintenance Reserve Account in the equivalent amounts and at the equivalent times required under the Accounts Agreement and the other Finance Documents as if the existing Approved Annual Major Maintenance Budget was deemed to constitute such budget for the Next Budget Period together with such additional amounts to cover upcoming Capital Expenditure which the Technical Agent (in consultation with the Technical Adviser) reasonably considers (acting in a bona fide manner) as being prudent to be set aside in the Major Maintenance Reserve Account.

(d)	To the extent that the operating requirements or situation of the Borrower changes or is anticipated to change during the term of any Approved Quarterly Operating Budget, the Borrower may (no more than once per calendar month) request that the relevant Approved Quarterly Operating Budget be revised to reflect such change. The Borrower and the Technical Agent (in consultation with the Technical Adviser) shall agree a revised quarterly operating budget for the relevant quarter. Until the Borrower and the Technical Agent agree on any amendment to the relevant Approved Quarterly Operating Budget (including if they are unable to agree to any such amendment), the then existing Approved Quarterly Operating Budget shall continue to apply.

21.2	Environmental Expert and Report

(a)	The Administrative Agent may (after the date of first Utilisation and at the cost of the Borrower) appoint the Environmental Expert to act for and on behalf of itself and the other Finance Parties where the Administrative Agent has been instructed in writing by the Lender to do so (and in giving such instruction the Lender shall have acted reasonably in determining that the appointment of such Environmental Expert is then necessary to protect the rights and remedies of the Finance Parties, taking into account the events and circumstances prevailing at the time).

(b)	Following the occurrence of an Event of Default which is continuing and which relates to and/or is connected (directly or indirectly) to a matter, event, circumstance or thing of an environmental nature, the Administrative Agent may (at the cost of the Borrower) commission the Environmental Expert to produce an Environmental Report in relation to such Event of Default, the contents of which the Finance Parties may take into account in their evaluation of such Event of Default.

21.3	Technical Adviser’s Report

(a)

On each six (6) month date occurring after the Closing Date, the Technical Adviser shall at the cost of the Borrower be required to provide to the Technical Agent (for distribution by the Technical Agent to the Finance Parties) its written report on such matters as are required to be reported on by the Lender, which shall include but shall not be limited to the Rig’s operational, safety and environmental compliance performance (including in respect of applicable Environmental Laws and Environmental Licence conditions) during the immediately preceding six (6) months prior to the date of such report.

(b)	As soon as practicable after the receipt by it of each such report, the Technical Agent shall notify the Borrower of issues identified by the Technical Adviser in its report which the Technical Adviser advises requires remediation and/or rectification and which the Technical Agent (acting on the instructions of the Lender) also requires to be so remediated and/or rectified (each a “Required Rectification”).

(c)	Following notice of any Required Rectification as is referred to in paragraph (b) above, the Borrower shall (at its cost and expense) effect such remediation and/or rectification within the timeframes and in the manner stipulated for the same by the Technical Agent.

21.4	Borrower’s Monthly Opex/Capex Reports to Management and the Guarantor

The Borrower shall at the same time as the same is provided to its senior management and to the Guarantor deliver to the Administrative Agent (for distribution to the Lender and the Technical Agent) its report on the Rig’s operational and maintenance activity and profiles for the immediately preceding month, with such report to include, amongst other things, evidence of the continuing compliance by the Borrower of the requirements of the then current Approved Quarterly Operating Budget and the Approved Annual Major Maintenance Budget.

SECTION 22

EVENTS OF DEFAULT

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 other than Clause 22.24 (Acceleration and Security Enforcement) is an Event of Default.

22.1	Ownership of the Borrower

The Guarantor ceases to own one hundred per cent. (100%) of the issued share capital of the Borrower.

22.2	Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system relating to the transmission of funds; and

(b)	in the case of the Borrower only, payment is made within two (2) days of its due date.

22.3	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied and (a) is not capable in the reasonable determination of the Administrative Agent of being remedied, or (b) is capable in the reasonable determination of the Administrative Agent of remedy and is remedied to the reasonable satisfaction of the Administrative Agent within thirty (30) days after the Administrative Agent gives notice of such to an Obligor.

22.4	Other obligations

(a)	Except as provided in Clause 22.2 (Non-payment), any Obligor does not comply with any provision of the Finance Documents.

(b)	Except as provided in paragraph (c) and (d) below, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within three (3) days of the Administrative Agent giving notice to an Obligor or an Obligor becomes aware of the failure to comply.

(c)	No Event of Default under Clauses 20.1(a), 20.13, 20.14, 20.17(e), 20.17(f) or 20.22 will occur if the failure to comply is capable of remedy and is remedied within 20 days of the Administrative Agent giving notice to an Obligor or an Obligor becomes aware of the failure to comply.

(d)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within three (3) days of the Administrative Agent giving notice to an Obligor or an Obligor becomes aware of the failure to comply.

(e)	Paragraph (b) and (c) above and, in particular, the grace period referred to in paragraph (b) and (c) shall not apply to any non-compliance with Clause 4.2 (Conditions subsequent to be satisfied after Utilisation), Clause 20.25 (Notification of default), Clause 22.1 (Ownership of the Borrower), Clause 22.2 (Non-payment), Clause 22.3 (Financial covenants), Clause 22.17(c) (Expropriation and Rig arrest) and Clause 22.23 (Funding of Accounts) or any of the other events specifically referred to in this Clause 22 for which no grace period is specified.

22.5	Misrepresentation

Any representation or statement made or deemed to be made or repeated by the Obligors in the Finance Documents or any other document delivered by or on behalf of the Borrower or the Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated and, if capable of remedy, has not been remedied to the Administrative Agent’s reasonable satisfaction within five (5) days of the date on which the relevant Obligor became aware or ought reasonably to have been aware of such default.

22.6	Cross default

(a)	Any Financial Indebtedness of any Obligor in a principal amount of at least one million Dollars (US$1,000,000) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor in a principal amount of at least one million Dollars (US$1,000,000) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any actual default, event of default or any similar event (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor in a principal amount of at least one million Dollars (US$1,000,000) is cancelled or suspended by a creditor of that Obligor as a result of any actual default, event of default or any similar event (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor in a principal amount of at least one million Dollars (US$1,000,000) due and payable prior to its specified maturity as a result of any actual default, event of default or any similar event (however described).

22.7	Insolvency

(a)	Any Obligor is unable to, is presumed (under applicable law) or deemed to be unable to or admits its inability to, pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one (1) or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The total value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

22.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

(d)	the enforcement of any Security or Quasi Security against any Obligor,

or any analogous procedure or step is taken in any jurisdiction, disregarding in each case any legal proceedings of a frivolous or vexatious nature and further provided that the same have not been finally discharged within (30) thirty days of their occurrence.

22.9	Judgments, creditors’ process and Moratorium

(a)	Any Obligor fails to comply with or pay any sum due from it in excess of one million Dollars (US$1,000,000) under any final judgment or any final order made or given by a court of competent jurisdiction or if the judgment or order, as applicable, is appealable and the relevant Obligor is not appealing against such judgment or order and such failure to comply or pay would be likely to have a Material Adverse Effect.

(b)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having a value in excess of one million Dollars (US$1,000,000).

(c)	Any relevant Governmental Agency declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which includes Financial Indebtedness) owed by any Obligor pursuant to any Finance Document (and whether such declaration, order or regulation is of general application or applies to a class of persons which includes any Obligor alone).

22.10	Unlawfulness and Repudiation

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under a Transaction Document to which it is a party.

(b)	Any Obligor repudiates or evidences an intention to repudiate a Transaction Document to which it is a party.

22.11	Ineffectiveness and Security

(a)	Any Transaction Document is not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms for any reason.

(b)	Any Security Document is not (once entered into) in full force and effect or any Security Document does not (once entered into) create in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

22.12	Material Adverse Effect

(a)	The Administrative Agent determines (acting on the instructions of the Lender) that a Material Adverse Effect exists, has occurred or is reasonably likely to occur provided that for the purposes of this Clause 22.12, no event, development or circumstance which affects generally segments of the offshore oil and gas drilling business in which the Borrower is engaged and does not disproportionately affect the Borrower, shall be deemed, individually or in the aggregate, to have a “Material Adverse Effect”.

(b)	If the Administrative Agent determines that a Material Adverse Effect has occurred before the Utilisation Date, the Administrative Agent (acting on the instructions of the Lender) shall have the right to renegotiate the terms and conditions of this Agreement with the Borrower or terminate the financing arrangement set out in this Agreement.

22.13	Environmental Report Findings

The contents of any Environmental Report and/or the findings of the Environmental Expert in relation thereto delivered to the Administrative Agent pursuant to Clause 21.1(d) (Delivery and Agreement of Budgets) show that an event or circumstance has arisen, exists and/or has occurred in the context of the Environment and the same might reasonably be likely (in the opinion of the Lender) to have a Material Adverse Effect.

22.14	Cessation of business

Any Obligor suspends or ceases (or threatens in writing to suspend or cease) to carry on all or a material part of its business or to change the nature of its business, in each case from that undertaken at the date of this Agreement.

22.15	Authorisations

Any Authorisation:

(a)	is not obtained or effected by the time it is required;

(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

(c)	is not renewed; or

(d)	is varied,

and, in each case, in the opinion of the Lender, this has or might reasonably be expected to result in a Material Adverse Effect.

22.16	Material litigation

Any litigation, arbitration, regulatory or administrative proceeding is current, pending or threatened:

(a)	to restrain an Obligor’s entry into, the exercise of any of an Obligor’s rights under, or compliance by an Obligor with any of its obligations under, the Transaction Documents; or

(b)	which the Lender otherwise determines has (or might reasonably be expected to, if adversely determined, have) a Material Adverse Effect.

22.17	Expropriation and Rig arrest

(a)	The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

(b)	The Rig is arrested or detained (whether or not in the exercise or purported exercise by any third party (or otherwise) of any lien or claim) for a continuous period of ten (10) days.

(c)	The Borrower or any persons engaged by or on behalf of the Borrower to operate the Rig abandons the Rig (wholly or substantially).

22.18	Rescission of Material Contracts or Licenses/Agreements

Any party to a Transaction Document breaches, rescinds or repudiates any of those agreements or instruments in whole or in part, where to do so might reasonably be expected in the opinion of the Lender to materially and adversely affect the interests of the Lender under the Finance Documents.

22.19	Breach of Rig Drilling Contract

Unless a Rig Drilling Services Offtaker is otherwise directed in writing by the Administrative Agent or the Security Trustee:

(a)	(and unless due to administrative or technical error and remedied within three (3) Business Days), the Borrower receives payment from a Rig Drilling Services Offtaker under any Rig Drilling Contract other than by means of direct deposit in the Proceeds Account which is not remedied promptly thereafter such that such transaction is reversed; or

(b)	any payment instruction required to be given by the Borrower pursuant to the Transaction Documents is revoked unless it is promptly replaced by a new payment instruction on terms satisfactory to the Administrative Agent.

22.20	Conditions Subsequent

Any condition referred to in Clause 4.2 (Conditions subsequent to be satisfied after Utilisation) is not complied with within the specified time period or such additional period as the Lender may in its absolute discretion agree.

22.21	Insurance

(a)	Any Insurance or any other insurance required to be effected under any Transaction Document;

(i)	is not, or ceases to be, in full force and effect;

(ii)	is unavailable at the time it is required to be effected; or

(iii)	is repudiated, avoided or suspended (in each case to any extent).

(b)	Any insurer is entitled to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any Insurance or any other insurance required to be effected under any Transaction Document.

22.22	Constitutional documents

Any constitutional document of any Obligor is terminated, is amended, or any consent or waiver is given in respect of any such document the effect of which would reasonably be expected to result in a Material Adverse Effect.

22.23	Funding of Accounts

The Borrower fails to fund the minimum account balance in any of the Interest Payment (Retentions) Account, the Major Maintenance Reserve Account and the Operational Cost Reserve Account as required by the Accounts Agreement at the Closing Date or, thereafter, fails to maintain such account balance at the level required by the Accounts Agreement from time to time.

22.24	Acceleration and Security Enforcement

On and at any time after the occurrence of an Event of Default which is continuing, the Administrative Agent may, and shall if so directed by the Lender, by notice to the Borrower and the Guarantor:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of the Lender; and/or

(d)	instruct the Security Trustee to enforce all or any rights under or in connection with any Security under the Finance Documents.

SECTION 23

CHANGES TO THE LENDER

23.	CHANGES TO THE LENDER

23.1	Assignments and transfers by the Lender

Subject to this Clause 23, after the Availability Period has expired, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) without the prior consent of either of the Obligors.

23.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to the Administrative Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(ii)	performance by the Administrative Agent and the Security Trustee of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Security Trustee shall promptly notify to the Administrative Agent and the Administrative Agent shall promptly notify the Existing Lender and the New Lender (as the case may be).

(b)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax Gross-up and Indemnities) or Clause 12 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been entitled if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect or the Transfer Certificate is delivered to the Administrative Agent in accordance with Clause 23.5 (Procedure for transfer), pay to the Administrative Agent (for its own account) a fee of two thousand five hundred Dollars (US$2,500).

23.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any of the Obligors;

(iii)	the performance and observance by each Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Documents or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.

(c)	Nothing in any Transaction Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by an Obligor of its obligations under the Transaction Documents.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the New Lender agrees to be bound by the terms of the Debenture by complying with the procedure set out in Clause 23.1 (Assignments and transfers by the Lender). The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it and the Security Trustee have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent, the Security Trustee and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as the “Lender”.

23.6	Copy of Transfer Certificate to the Borrower

The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Obligors and the Transaction Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

SECTION 24

CHANGES TO THE OBLIGORS

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors

(a)	The Borrower may, in its sole discretion, request that any person become an Additional Guarantor. That person shall be permitted to become and Additional Guarantor if:

(i)	the Lender agrees (on terms and conditions satisfactory to it);

(ii)	the Borrower delivers to the Administrative Agent a duly completed and executed Accession Letter; and

(iii)	the Administrative Agent has received all of the documents and other evidence listed in and, in its opinion, complying with the requirements of Part II of Schedule 2 (Conditions precedent) relating to that Additional Guarantor.

(b)	The Administrative Agent shall notify the Borrower and the Finance Parties promptly upon receiving such Accession Letter and such other documents and evidence.

SECTION 25

ROLE OF THE AGENT, SECURITY TRUSTEE AND

CERTAIN FINANCE PARTIES

25.	ROLE OF THE ADMINISTRATIVE AGENT, SECURITY TRUSTEE AND CERTAIN FINANCE PARTIES

25.1	Appointments by the Finance Parties

(a)	Each other Finance Party appoints:

(i)	the Account Agent to act as the account agent;

(ii)	the Administrative Agent to act as the administrative agent;

(iii)	the Insurance Agent to act as the insurance agent;

(iv)	the Technical Agent to act as the technical agent; and

(v)	the Security Trustee to act as the security trustee,

in each case for and on behalf of the Finance Parties under and in connection with the Finance Documents and in each case on the terms and conditions set out herein and in each of the other Finance Documents.

(b)	Each other Finance Party authorises each of the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent and the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Account Agent, Administrative Agent and Security Trustee

(a)	The Account Agent, the Administrative Agent and the Security Trustee (as applicable) shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, each of the Account Agent, Administrative Agent and the Security Trustee (as applicable) is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Administrative Agent shall promptly send to the Security Trustee such correspondence as the Security Trustee may require pursuant to paragraph 7 (Basis of distribution) of Schedule 11 (Security Trustee Provisions).

(f)	The duties of each of the Account Agent, the Administrative Agent and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature. The Account Agent, the Administrative Agent or the Security Trustee shall have no other duties save as expressly provided in the Finance Documents to which it is party.

(g)	The permissive right of the Account Agent, the Administrative Agent or the Security Trustee to take actions permitted by this Agreement shall not be construed as an obligation or duty to do so.

25.3	Role of the Account Agent, the Insurance Agent and the Technical Agent

Except as specifically provided in the Finance Documents, the Account Agent, the Insurance Agent and the Technical Agent have no obligations of any kind to any other Party under or in connection with any Finance Document and, in any event, will only act in consultation and upon the instructions of the Administrative Agent.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent, the Security Trustee or the Lender (except as expressly provided in Schedule 11 (Security Trustee Provisions) as a trustee or fiduciary of any other person.

(b)	Neither the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent nor the Security Trustee (except as expressly provided in Schedule 11 (Security Trustee Provisions) or any Security Document) shall be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Obligors

The Account Agent, the Insurance Agent, the Administrative Agent, the Technical Agent, the Security Trustee and the Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

25.6	Rights and discretions of the Account Agent, Administrative Agent and Security Trustee

(a)	Each of the Account Agent, the Administrative Agent and the Security Trustee may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each of the Account Agent, the Administrative Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as account agent, administrative agent or security trustee for the Lender) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default);

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.

(c)	Each of the Account Agent, the Administrative Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Account Agent, the Administrative Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

(e)	The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as administrative agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Account Agent, the Administrative Agent nor the Security Trustee is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Responsibility for documentation

Neither the Account Agent, the Administrative Agent, the Security Trustee nor the Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Account Agent, the Administrative Agent, the Security Trustee, the Borrower or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Account Agent, the Administrative Agent nor the Security Trustee will be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Administrative Agent, the Security Trustee or the Account Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent, the Security Trustee or the Account Agent in respect of any claim it might have against the Administrative Agent, the Security Trustee or the Account Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Third Parties Act and any such officer, employee or agent may rely on this Clause 25.

(c)	Neither the Administrative Agent, the Security Trustee nor the Account Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it, if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Administrative Agent, the Security Trustee, the Account Agent or the Lender to carry out any “know your customer” or other checks in relation to any person on behalf of the Lender and the Lender confirms to the Administrative Agent, the Security Trustee, the Account Agent and the Lender that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Security Trustee, the Account Agent or the Lender.

25.9	Lender’s indemnity to the Administrative Agent and the Security Trustee

The Lender shall indemnify the Administrative Agent and the Security Trustee, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent or the Security Trustee (otherwise than by reason of the Administrative Agent’s or the Security Trustee’s gross negligence or wilful misconduct) in acting as Administrative Agent or, as the case may be, Security Trustee under the Finance Documents (unless the Administrative Agent or, as applicable, the Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).

25.10	Lender’s indemnity to the Account Agent, Insurance Agent and Technical Agent

The Lender shall indemnify the Account Agent, Insurance Agent and Technical Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Account Agent, Insurance Agent and Technical Agent (otherwise than by reason of the Account Agent’s, Insurance Agent’s, Technical Agent’s or the Administrative Agent’s gross negligence or wilful misconduct) in acting as Account Agent, Insurance Agent or Technical Agent, as the case may be, under the Finance Documents (unless the Account Agent, Insurance Agent or the Technical Agent, as applicable, has been reimbursed by the Borrower pursuant to a Finance Document).

25.11	Resignation of the Administrative Agent or the Security Trustee

(a)	Either of the Administrative Agent or the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively either of the Administrative Agent or the Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Lender (having given prior notice thereof to the Borrower) may appoint a successor Administrative Agent or Security Trustee, as the case may be.

(c)	If the Lender has not appointed a successor Administrative Agent or Security Trustee as the case may be, in accordance with paragraph (b) above within 30 days after notice of resignation was given, the resigning Administrative Agent or, as the case may be, Security Trustee (having given prior notice thereof to the Borrower) may appoint a successor Administrative Agent or Security Trustee, as the case may be.

(d)	The retiring Administrative Agent or Security Trustee shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Administrative Agent or Security Trustee under the Finance Documents.

(e)	The resignation notice of the Administrative Agent or Security Trustee shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Administrative Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Lender may, by notice to the Administrative Agent or, as the case may be, Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Administrative Agent or, as the case may be, Security Trustee shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	The Administrative Agent (in acting as administrative agent for the Finance Parties), the Security Trustee (in acting as security trustee for the Finance Parties) and the Account Agent (in acting as account agent for the Finance Parties) shall be regarded as acting through their respective agency, security trustee or account agency divisions which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Administrative Agent, Security Trustee or Account Agent (as the case may be) it may be treated as confidential to that division or department and the Administrative Agent, Security Trustee or Account Agent (as the case may be) shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Administrative Agent, the Security Trustee nor the Account Agent are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

25.13	Relationship with the Lender

The Administrative Agent may treat the Lender as being entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from the Lender to the contrary in accordance with the terms of this Agreement.

25.14	Credit appraisal by the Lender

Without affecting the responsibility of the Borrower or the Guarantor for information supplied by it or on its behalf in connection with any Transaction Document, the Lender confirms to the Administrative Agent, the Security Trustee and the Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and any other person they deem relevant;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Administrative Agent, the Security Trustee, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.

25.15	Deduction from amounts payable by the Administrative Agent, Security Trustee or Account Agent

If any Party owes an amount to the Administrative Agent, Security Trustee or Account Agent under the Finance Documents the Administrative Agent, the Security Trustee or the Account Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent, the Security Trustee or the Account Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.16	Reliance and engagement letters

Each Finance Party confirms that the Lender and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Lender or Administrative Agent) the terms of any reliance letter or engagement letters relating to the reports (which shall include, without limitation, any insurance, technical or environmental report) or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such reports or letters.

25.17	Release of security

(a)	If a disposal of any asset owned by the Borrower over which Security has been created by the Security Document is:

(i)	being effected at the request of the Lender in circumstances where any of the security created by the Security Documents has become enforceable; or

(ii)	being effected by enforcement of the Security Documents,

the Lender shall instruct and, thereafter, the Security Trustee is irrevocably authorised to execute on behalf of each Finance Party and the Borrower (and at the cost of the Borrower) any release of the security created by the Security Documents over that asset.

(b)	If the Lender shall instruct and, thereafter, the Security Trustee is satisfied that a release is allowed under this Clause 25.17, each Finance Party must execute (at the request and expense of the Borrower) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Trustee to execute any such document upon the Security Trustee being directed to do so by the Lender.

25.18	Security Trustee provisions

The provisions of Schedule 11 (Security Trustee Provisions) shall bind each Party.

SECTION 26

CONDUCT OF BUSINESS BY THE FINANCE PARTIES

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 27

SHARING AMONG THE FINANCE PARTIES

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Administrative Agent;

(b)	the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Administrative Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Administrative Agent, pay to the Administrative Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay);

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed; and

(c)	the overall liabilities of an Obligor under the Finance Documents shall not be increased as a result of any amount received or recovered by a Finance Party being applied in accordance with Clause 27.1 (Payments to Finance Parties) and the relevant Obligor becoming liable for the Recovering Finance Party in accordance with paragraph (b) above.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 28

PAYMENT MECHANICS

28.	PAYMENT MECHANICS

28.1	Payments to the Administrative Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in New York City with such bank as the Administrative Agent specifies.

28.2	Distributions by the Administrative Agent

(a)	Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback) and to paragraph (b) below, be made available by the Administrative Agent by payment as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five (5) Business Days’ prior notice, with a bank in the principal financial centre of the country of that currency. Any notice given to the Administrative Agent by a Party under this paragraph (a) is only effective when the original notice is received by the Administrative Agent signed by an authorised officer of that Party.

(b)	Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Administrative Agent to a Lender in US Dollars shall be made in accordance with that Lender’s Standing Payment Instruction.

28.3	Distributions to the Borrower

The Administrative Agent may (in accordance with Clause 29 (Set-Off) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Administrative Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent, together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)	If the Administrative Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Administrative Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Account Agent, the Administrative Agent, the Insurance Agent, the Technical Agent or the Security Trustee under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Administrative Agent shall, if so directed by the Lender, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by an Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of the Loan shall be made in the currency in which the Loan is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

28.9	Disruption to payment systems etc.

If either the Administrative Agent determines (in its discretion) that a Disruption Event has occurred or the Administrative Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Administrative Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Administrative Agent may deem necessary in the circumstances;

(b)	the Administrative Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Administrative Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Administrative Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Administrative Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud or wilful misconduct of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.9; and

(f)	the Administrative Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

SECTION 29

SET-OFF

29.	SET-OFF

With prior notice to the Borrower, a Finance Party may but is not obliged to, set off any matured and overdue obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to the Borrower (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

SECTION 30

NOTICES

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax (except in the case of the Technical Agent and the Insurance Agent), e-mail or letter.

30.2	Addresses

The address, fax number (if applicable) and email address (together with (and without prejudice to Clause 30.5 (Electronic Communications)) the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in the signature block below;

(b)	in the case of the Guarantor, that identified with its name in the signature block below;

(c)	in the case of the Lender, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Account Agent, the Insurance Agent, Administrative Agent, the Security Trustee and the Technical Agent, that identified with its name in the signature block below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document by way of letter or fax made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if sent by fax before 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post (first class or equivalent) postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Account Agent, the Insurance Agent, Administrative Agent, the Security Trustee or the Technical Agent by way of letter or fax will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Administrative Agent.

(d)	Any communication or document made or delivered to the Borrower or the Guarantor in accordance with this Clause 30 (whether by way of letter, fax or email) shall be deemed to have been made or delivered to the other two Parties at the same time.

30.4	Notification of address, fax number or email address

Promptly upon receipt of notification of an address, fax number or email address, or change of address, fax number or email address pursuant to Clause 30.2 (Addresses), or changing its own address, fax number or email address, the Administrative Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Account Agent, the Insurance Agent, Administrative Agent, the Security Trustee the Technical Agent, the Obligors and a Lender under or in connection with the Finance Documents shall be made by electronic mail or other electronic means including Pdfs in the absence of any Party objecting. The Account Agent, the Insurance Agent, Administrative Agent, the Security Trustee, the Technical Agent, the Obligors and the relevant Lender shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Account Agent, the Insurance Agent, Administrative Agent, the Technical Agent, the Obligors and a Lender or Security Trustee will be effective only when actually received in readable form by the recipient to whom it is addressed and in the case of any electronic communication made by a Lender to the Account Agent, the

Insurance Agent, Administrative Agent, the Security Trustee or the Technical Agent only if it is addressed in such a manner as the Facility Account Agent, the Insurance Agent, Administrative Agent, the Security Trustee or the Technical Agent shall specify for this purpose.

30.6	Reliance

(a)	Any notice sent under this Clause 30 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender (without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

SECTION 31

CALCULATIONS AND CERTIFICATES

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

SECTION 32

PARTIAL INVALIDITY

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

SECTION 33

REMEDIES AND WAIVERS

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 34

AMENDMENTS AND WAIVERS

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Finance Documents;

(ii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	an increase in or an extension of any Commitment;

(iv)	a change to the Obligors;

(v)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lender), Clause 27 (Sharing among the Finance Parties), or this Clause 34; or

(vi)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document),

shall not be made without the prior written consent of the Lender.

(b)	An amendment or waiver which relates to the rights or obligations of the Account Agent, Administrative Agent, the Insurance Agent, the Security Trustee or the Technical Agent may not be effected without the consent of the Account Agent, Administrative Agent, the Insurance Agent, the Security Trustee or the Technical Agent, as the case may be.

SECTION 35

COUNTERPARTS

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 36

GOVERNING LAW

36.	GOVERNING LAW

This Agreement and all non contractual obligations and Disputes (as that term is defined in Clause 37.1(a) (Jurisdiction)) shall be construed in accordance with and governed by the laws of England and Wales.

SECTION 37

ENFORCEMENT

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non contractual obligations arising from or in connection with this Agreement, or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints WFW Legal Services Ltd, Ref. HENR1, currently at 15 Appold Street, London EC2A 2HB, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Obligor must immediately (and in any event within ten (10) days of such event taking place) appoint another process agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another process agent for this purpose.

37.3	Consent to Enforcement etc.

Each Obligor irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

37.4	Waiver of Immunity

Each Obligor irrevocably agrees that, should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Finance Document), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. Each Obligor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Lender

Name of Lender	Commitment
Wayzata Opportunities Fund II, L.P.	US$	100,000,000

Total:	US$	100,000,000

Part II

The Guarantor

Name	Registered Number	Jurisdiction of Incorporation
Vantage Drilling Company	MC199127	Cayman Islands

SCHEDULE 2

CONDITIONS

PART I

CONDITIONS PRECEDENT

1.	Constitutional Documents, etc. of the Borrower and the Guarantor

(a)	A certified copy of the constitutional documents of each Obligor, together with any amendments as have been agreed with the Lender.

(b)	A certified copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	in respect of the Borrower only, ratifying the entry into, prior to the date hereof, the Rig Documents to which it is a party and noting that its shares are being charged under the Share Pledge;

(iii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A certified copy of the register of shareholders of the Borrower and the register of directors of each Obligor.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate of a director or the secretary or authorised signatory of each Obligor, as the case may be:

(i)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(ii)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Borrower or the Guarantor, as appropriate, to be exceeded;

(iii)	confirming that there has been no material adverse change in the business or financial condition of the Borrower and the Guarantor, as the case may be; and

(iv)	in respect of the Borrower only, containing a representation and warranty that the Borrower has no other liabilities of any kind, including among others financial, environmental, legal or other as at the Utilisation Date (other than pursuant to a Transaction Document).

(f)	In respect of each Obligor, a certificate of good standing issued by the Registrar of Companies in its jurisdiction of incorporation issued no earlier than seven (7) days before the Closing Date.

(g)	A certified copy of a resolution of the Borrower’s shareholders approving the terms of and the transactions contemplated by the Finance Documents to which it is a party.

(h)	A power of attorney in favour of the relevant Panamanian counsel from the Borrower and the Guarantor.

(i)	A certificate of a director or the secretary of each Obligor in favour of Appleby in relation to Appleby’s legal opinion.

2.	Finance Documentation and Security Registration

(a)	Delivery to the Administrative Agent of the following duly executed Finance Documents in form and substance satisfactory to the Lender:

(i)	this Agreement;

(ii)	the Accounts Agreement;

(iii)	the Share Pledge (together with the original share certificates of the Borrower);

(iv)	each of the Deeds of Release;

(v)	the Mandate Letter;

(vi)	a valid Utilisation Request; and

(vii)	any other document that has been designated as a Finance Document by the Administrative Agent and the Borrower.

(b)	Delivery to the Administrative Agent of the following duly executed and (wherever possible) perfected Security Documents in form and substance satisfactory to the Lender:

(i)	the Debenture;

(ii)	the Share Pledge; and

(iii)	the Rig Mortgage (together with all associated and/or ancillary documentation referred to therein or required by its terms, including the memorandum of particulars, associated powers of attorney and any required consents); and

(iv)	any other existing document which is referred to in paragraph (e) of the definition of “Security Documents”.

3.	Rig Ownership, Novation, Security registration etc.

Evidence, in form and substance satisfactory to the Lender, that:

(a)	the Rig shall have been delivered to the Borrower in accordance with the provisions of the Rig Construction Contract (including, without limitation, a copy of the Protocol of Delivery and Acceptance Certificate countersigned by the Borrower, the Rig Builder’s Certification provided by the Rig Builder, the Interim Classification Certificate issued by the Classification Society and any other certificates identified under the Rig Construction Contract) and the Borrower shall have good and marketable title to the Rig free and clear of all security interests, liens and encumbrances (in whatever form) other than any Permitted Security;

(b)	the Builder has provided written confirmation that the Rig is free and clear of all security interests, liens and encumbrances (in whatever form) other than any Permitted Security;

(c)	the Rig has received all necessary classifications and is free of recommendations of the Classification Society;

(d)	the Rig shall have been documented in the ownership of the Borrower under the laws of Panama, including a copy of the Certificate of Ownership and Encumbrance issued by the Panamanian Public Registry for the Rig;

(e)	the Borrower shall have duly authorised, executed and delivered, and caused to be recorded at the Panamanian Public Registry a mortgage (as modified, supplemented or amended from time to time, a “Mortgage”) with respect to the Rig, and such Mortgage shall be effective to create in favour of the Lender a legal, valid and enforceable first preferred ship mortgage upon such Vessel;

(f)	all existing Security interests, liens an encumbrances (in whatever form) over the Rig or assets of the Borrower or Guarantor under the Existing Vantage Drilling Company Financing, whether arising by operation of law or otherwise asserted by any third party have been discharged in full;

(g)	no maritime liens, liens arising by operation of law, possessory liens and/or other encumbrances (excluding under the Finance Documents or any Permitted Security) exist over or otherwise encumber the Rig;

(h)	the Rig is provisionally registered in the name of the Borrower under the Panamanian flag;

(i)	the Rig is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(j)	the Rig Mortgage has been duly registered against the Rig as a valid first preferred ship mortgage in accordance with the laws of Panama; and

(k)	novations, in form and substance satisfactory to the Lender, of all core contracts into the Borrower to which the Borrower was not originally party (Rig Construction Contract, etc.) have been entered into and are in full force and effect.

4.	Equity Offering Proceeds

Evidence that not less than thirty five million Dollars (US$35,000,000) has been injected into the Guarantor from its current equity raising and, thereafter injected into the Borrower for exclusive use towards funding payment obligations in respect of the Rig.

5.	Required Approvals

(a)	A certified copy of each Authorisation or other document, opinion or assurance which the Administrative Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Transaction Document.

(b)	Evidence that all necessary relevant governmental and third party Authorisations, approvals and/or consents in connection with the Facility have been obtained and remain in effect, and all waiting periods have expired without any action being taken by any competent authority which, in the judgment of the Lender, restrains, prevents, or imposes materially adverse conditions upon the consummation of the Facility.

6.	Required Approvals under Existing Vantage Drilling Company Financing – No Adverse Orders, etc.

(a)	A certificate from the CEO of the Guarantor confirming on behalf of the Guarantor that all consents or approvals required in relation to the Existing Vantage Drilling Company Financing have been obtained in full, whether from third party project counterparties, lenders or others, with the Lender’s ability to rely in full on such confirmation.

(b)	Evidence to the reasonable satisfaction of the Lender that there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement and the other Finance Documents.

7.	Rig documents, Compliance and Classification

Delivery to the Administrative Agent of the following in form and substance satisfactory to the Lender:

(a)	certified copies of each of the Rig Documents to include:

(i)	the Rig Construction Contract;

(ii)	ABS Certification or other applicable class certification of the Rig acceptable to the Lender in its sole discretion; and

(iii)	such other Rig Documents as deemed necessary and appropriate by the Lender in its sole discretion,

together, in each case, with all amendments, supplements and/or material correspondence entered into in relation thereto prior to the date, and in each case, on terms and conditions reasonably (or with such amendments as are necessary and) acceptable to the Lender; and

(b)	satisfactory Classification and Flag State records (or such other industry certification) pertaining to the Rig, including a copy of the Manager’s Document of Compliance and Safety Management Certificate (if any).

8.	Financial Information

Delivery to the Administrative Agent of the Original Financial Statements and related financial information of the Borrower and the Guarantor.

9.	Financial Model

Delivery to the Administrative Agent of an electronic copy of the (internally audited) financial model (to be defined) showing financial projections up to five (5) years and evidencing the ability of the Borrower to service the Facility.

10.	Establishment etc. of the Accounts

(a)	Delivery to the Administrative Agent of a copy of each Account Mandate.

(b)	Confirmation received by the Administrative Agent from the Accounts Bank that each of the Accounts has been opened in accordance with each Account Mandate and the Accounts Agreement.

(c)	Delivery to the Administrative Agent of evidence that each of the Accounts is (or will be at the Closing Date) fully funded in the manner (if any) prescribed by the Accounts Agreement.

(d)	The Administrative Agent receiving written confirmation satisfactory to it that the Borrower has no other accounts.

11.	Initial Approved Quarterly Operating Budget

Delivery to the Technical Adviser and the Technical Agent of a copy of the Borrower’s operating cost budget in relation to the Rig for the period ending 31 December 2009 as agreed by the Technical Adviser and the Technical Agent, such budget to be in form, substance and content approved by the Technical Agent and to include forecasted (i) revenues and (ii) Operating Expenses (to include general and administration costs, Taxes and non-capital expenditure) (the “Initial Approved Quarterly Operating Budget”).

12.	Insurance

(a)	Copies of the policies of Insurance which the Borrower is required to have effected or procured under Clause 20.17 (Insurance – Rig Specific).

(b)	The Administrative Agent has received certificates of insurance that (i) name the Finance Insured Parties as additional insureds under each applicable policy of insurance; (ii) name the Security Trustee as a loss payee on each policy of insurance; and (iii) are otherwise satisfactory to Administrative Agent and Insurance Adviser.

13.	Lender’s Advisers Appointments

Appointment of all external advisers as is required to be appointed by the Lender, on terms satisfactory to the Lender (to include legal, tax, technical and insurance advisers).

14.	Reports

(a)	Receipt of a technical report from the Technical Adviser in form and content satisfactory to the Lender, to cover, inter alia:

(i)	confirmation that construction of the Rig has been in accordance with the Specifications (as defined in the Rig Construction Contract); and

(ii)	safety and environmental procedures.

(b)	A certificate from the Insurance Adviser, addressed to the Finance Parties, confirming that the insurance cover in force in respect of the Rig (to include, without limitation, hull/machinery protection and indemnity, war risks, political risks and satisfactory mortgagees interests protection) complies with the terms of this Agreement and the other Transaction Documents is acceptable to the Insurance Adviser and has been placed in insurance markets acceptable to the Insurance Adviser and which meets the one hundred and ten per cent. (110%). Facility coverage threshold as referred to in Clause 20.17(b) (Insurance – Rig Specific).

(c)	Receipt of a tax structuring report from the Lender’s tax adviser in form and content satisfactory to the Lender.

(d)	Receipt of a visit report in respect of the Rig from the Technical Adviser in form and content satisfactory to the Lender.

(e)	Such other reports as deemed necessary and appropriate by the Lender in its sole discretion.

15.	Group Structure Chart and Funds Flow

(a)	A copy, in the Agreed Form, of the Group Structure Chart showing full legal and beneficial title of the Borrower’s group to include the Guarantor and the Borrower.

(b)	A copy, in the Agreed Form, of a funds flow statement showing, inter alia, how monies to be drawn under the Facility by the Borrower are intended to be applied, when, in what amounts and to whom.

(c)	A payment direction letter from the Borrower.

16.	Know your client

Evidence that all required and appropriate information has been provided and has been received to enable the Lender to carry out and the Lender has carried out and is satisfied it has complied with all necessary “know your client” or other similar steps, checks and procedures have been followed under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

17.	Payment of due Taxes

Satisfactory evidence that all Taxes (including stamp duty) then due and payable in connection with the execution, performance and/or enforcement of the Finance Documents have been paid in full or will be paid in full on or before the Utilisation Date.

18.	Payment of due fees and expenses

Satisfactory evidence that the fees, costs and expenses then due and payable to any Finance Party from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and Expenses) (including, without limitation, payment of all legal fees due to the Lender’s legal advisers) have been paid in full or will be paid in full on or before the Utilisation Date.

19.	Process Agent Appointment

Satisfactory evidence that any process agent required to be appointed under the Finance Documents has accepted its appointment.

20.	Legal opinions

(a)	A legal opinion of Vinson & Elkins RLLP, legal advisers to the Lender and the Administrative Agent as to matters of the laws of England and Wales, addressed to the Administrative Agent for the benefit of the Finance Parties and substantially in the form distributed to the Finance Parties prior to the Signing Date.

(b)	A legal opinion of Appleby, legal advisers to the Lender and the Administrative Agent as to matters of the laws of the Cayman Islands, addressed to the Administrative Agent for the benefit of the Finance Parties and substantially in the form distributed to the Finance Parties prior to the Signing Date.

(c)	A legal opinion of Arias B. & Associates, legal advisers to the Lender and the Administrative Agent as to matters of the laws of Panama, addressed to the Administrative Agent for the benefit of the Finance Parties and substantially in the form distributed to the Finance Parties prior to the Signing Date.

(d)	A legal opinion of Rajah & Tann, legal advisers to the Lender and the Administrative Agent as to matters of the laws of Singapore, addressed to the Administrative Agent for the benefit of the Finance Parties and substantially in the form distributed to the Finance Parties prior to the Signing Date.

21.	No Material Adverse Effect or Change

In the opinion of the Lender, there not being in existence any event or circumstances which might reasonably be likely to have a Material Adverse Effect provided that for the purposes of this paragraph 21, no event, development or circumstance which affects generally segments of the offshore oil and gas drilling business in which the Borrower is engaged and does not disproportionately affect the Borrower, shall be deemed, individually or in the aggregate, to have a “Material Adverse Effect”.

22.	“Delivery Date” Conditions Precedent

Contemporaneous with the delivery of the Rig, delivery to the Administrative Agent copies of the following:

(a)	a certificate stating (i) the name, registered owner, official number, the International Maritime Organization Number (if any), class and jurisdiction of registration, which shall be an acceptable Flag jurisdiction; and (ii) that the Rig has been delivered to the Borrower pursuant to agreed escrow arrangements acceptable to the Lender in its sole discretion, completed in accordance with the applicable Rig Construction Contract, and that the Rig has all certifications or licenses required for the intended operation of it;

(b)	the on-site report of the Technical Adviser confirming that the Rig has been completed and commissioned in accordance with the Specifications (as defined in the Rig Construction Contract);

(c)	copies of the various documents to be delivered by the Rig Builder to the Borrower in connection with delivery of the Rig as specified in Article IX of the Rig Construction Contract, including a copy of the Rig Builder declaration of warranty confirming that good and marketable title to the Rig is being transferred to the Borrower free and clear of all Security interests (howsoever described);

(d)	certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Rig by the Borrower, (ii) provisional ISM/ISPS Code documentation (if any) with respect to the Rig pursuant to applicable Legal Requirements, and (iii) the results of maritime registry searches with respect to the Rig, indicating no record Security interests other than Security interests in favour of the Security Trustee;

(e)	evidence that the Rig has received the classification specified in Schedule 8 (Rig Specification Details) (on a provisional basis) from the classification society issuing such class and the conditions and recommendations of such classification society with respect to the Rig shall be satisfactory to the Administrative Agent in its reasonable discretion and all required certificates in relation thereto;

(f)	the Rig Mortgage granting a first preferred mortgage to the Security Trustee in the Aquamarine Driller pursuant to agreed escrow arrangements;

(g)	all filings, deliveries of instruments and other actions necessary or desirable to perfect and preserve such security interests shall have been duly effected and recorded in the appropriate vessel registry;

(h)	an Insurance Adviser report with respect to the insurance policies in effect with respect to Rig;

(i)	a legal opinion from Panamanian counsel to the Lender;

(j)	confirmation from the Guarantor that all sales, import, and use taxes have been paid in connection with the Rig; and

(k)	such other documents, certificates and opinions as the Lender shall have reasonably requested.

23.	“Necessary Amendments to Schedule 9”.

Amendments to the satisfaction of the Lender of Schedule 9 to reflect the time lapses occurring between the Signing Date, the Closing Date and their relationship to the Final Maturity Date.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and procure all necessary security filings and registrations pursuant to the Finance Documents;

(b)	authorizing a specified person or persons to execute the Accession Letter; and

(c)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Guarantor (signed by an authorised signatory of the Additional Guarantor) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document relating to it specified in this Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A legal opinion as to matters of the laws of England and Wales from legal advisers to the Administrative Agent in England and Wales.

9.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Administrative Agent in the jurisdiction in which the Additional Guarantor is incorporated.

10.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 37.2 (Service of process), if not an Obligor, had accepted its appointment in relation to the proposed Additional Guarantor.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	Evidence that the Finance Parties have completed all “know your customer” checks required by law or regulation to be undertaken by them in relation to the Additional Guarantor.

13.	A copy of any other Authorisation or other document, opinion or assurance which the Administrative Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

PART III

CONDITIONS SUBSEQUENT

1.	Security Acknowledgements

Within a period of three (3) Business Days from the Utilisation Date, each acknowledgement of each notice required under the Debenture, as follows:

(a)	acknowledgement of notice of assignment of the Rig Drilling Contracts and other contracts;

(b)	acknowledgement of notice of assignment of Insurance; and

(c)	acknowledgement of notice of charge.

2.	Initial Approved Annual Major Maintenance Budget

By the date being no later than thirty (30) days after the Closing Date, delivery to the Technical Adviser and the Technical Agent of a copy of the Borrower’s projected Capital Expenditure requirements for the immediately coming twelve (12) month period, as agreed by the Technical Adviser and the Technical Agent as being in form, substance and content approved by the Technical Agent (the “Initial Approved Annual Major Maintenance Budget”).

3.	Rig Visit Report

By the date being no later than six (6) weeks after the occurrence of the Closing Date, delivery to the Technical Agent of a copy of the Technical Adviser’s visit report in respect of the Rig in form and substance satisfactory to the Technical Agent, updating the initial site visit report deliver under paragraph 14(d) of Schedule 2, Part I (Conditions Precedent).

4.	Guarantor Filings and Approvals

(a)	All filings, deliveries of instruments and other actions necessary or desirable to perfect and preserve any guarantee given by the Guarantor under this Agreement.

(b)	Immediately upon execution of any Security Document to which the Guarantor is a party the Guarantor is to update its Register of Mortgages and Charges to evidence such security.

(c)	By the date being no later than forty five (45) days after the Closing Date, evidence that the approval of the Lender to the Guarantor (if required) has been obtained (and is continuing) for the provision of the guarantee under Clause 16 (Guarantee and Indemnity) of this Agreement and that all conditions (if any) attached to any such approval have been duly met or fulfilled to the satisfaction of such lenders.

5.	Debenture Registration and Filings in relation to the Borrower

(a)	Within twenty one (21) days of execution of the Debenture, satisfactory lodgement and registration of Form 395 with Companies House (Slavenberg filing); and

(b)	All filings, deliveries of instruments and other actions necessary or desirable to perfect and preserve the Debenture.

(c)	Immediately upon execution of any Security Document to which the Borrower is a party the Borrower is to update its Register of Mortgages and Charges and/or its Register of Members to evidence or note such security.

6.	Satisfactory Rig Commissioning

By no later than six (6) weeks after the occurrence of the Closing Date, the Borrower shall have commissioned the Rig to the satisfaction of the Lender’s Technical Adviser, as confirmed in writing by the Technical Adviser to the Lender.

Prior to the Rig leaving the Rig Builder’s shipyard, the Borrower shall deliver to the Administrative Agent valid and permanent ISM/ISPS Code documentation required with respect to the Rig pursuant to applicable Legal Requirements.

7.	Agreed deferred conditions precedent

Any condition precedent which the Lender (acting in its absolute discretion) has elected by written notice to the Borrower to accept as a condition subsequent.

SCHEDULE 3

UTILISATION REQUEST

From:	P2020 Rig Co. as Borrower

To:	Wayzata Investment Partners LLC as Administrative Agent

Dated:

Dear Sirs

P2020 Rig Co. – US$100,000,000 Term Facility Agreement dated [•] August 2009 between, amongst others, ourselves as Borrower and yourselves as Administrative Agent (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount	[•] or, if less, the Available Facility

Interest Period:	One (1) Month

3.	We confirm that each condition specified in Clause 4.1 (Initial Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the [P2020 Rig Co Proceeds Account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

Authorised Signatory for P2020 Rig Co. (as Borrower)

SCHEDULE 4

MANDATORY RIG DRILLING CONTRACT PROVISIONS

For the purposes of this Schedule, “Contractor” means P220 Rig Co. and “Operator” means any counterparty to P220 Rig Co. under a proposed Rig Drilling Contract.

1.	Contractor Indemnified Parties

Contractor shall use all reasonable efforts to ensure that for purposes of receipt of the benefit of indemnification provided for in the Rig Drilling Contract, “Contractor Indemnified Parties” or similarly-defined group of indemnified parties related to Contractor shall include the Administrative Agent and Security Trustee, Technical Bank and Insurance Bank, and Lender.

2.	Liability and Indemnification

a.	Loss or Damage to In-Hole Equipment

Operator shall assume liability for damage, loss or destruction of Contractor’s equipment (including but not limited to the Rig and its equipment) while below the rotary table, not including wear and tear, and except to the extent caused by the gross negligence or willful misconduct of Contractor Indemnified Parties.

b.	Loss or Damage to Subsea Equipment

Operator shall be responsible for all damage, losses, or destruction of Contractor’s subsea equipment while below the water line during the performance of the Rig Drilling Contract (including but not limited to blowout preventers, risers and riser accessories, connector buoys, and pendant wires), not including wear and tear, and except to the extent caused by the sole or gross negligence or willful misconduct of Contractor Indemnified Parties.

c.	Loss or Damage to Operator’s Equipment

Operator shall assume liability at all times for damage, loss, or destruction of property and equipment of Operator, its contractors and subcontractors (excluding the Contractor and its contractors and subcontractors) or invitees, including any platform, pipelines, cables, subsea wells, and umbilicals or other structure of Operator, and shall protect, defend, indemnify, release and hold harmless Contractor Indemnified Parties from and against all claims for damage, loss or destruction of the property and equipment of Operator and Operator’s contractors and subcontractors (excluding the Contractor and its contractors and subcontractors), directly or indirectly arising out of, incident to, or in connection with the Rig Drilling Contract, including but not limited to, ingress and egress, loading and unloading, presence on any platform, vessel, aircraft or other premises leased, chartered, owned, provided or rented by any party regardless of fault.

d.	Loss of or Damage to the Well

In the event of loss of or damage to the hole or the well occurs, or in the event any well being drilled by Contractor under the Rig Drilling Contract shall blowout or crater from any cause whatsoever, by whomsoever, during the work or services performed by Contractor, Operator shall bear the entire cost and expense of killing the well or otherwise bringing the well under control, including relief wells, and also shall protect, defend, indemnify, release and hold harmless Contractor Indemnified Parties for all claims for damage to the hole, including the casing therein, regardless of fault.

e.	Liability for Underground Damage

Operator shall assume all liability and shall protect, defend, indemnify, release and hold harmless Contractor Indemnified Parties from and against all claims directly or indirectly arising out of, incident to, or in connection with the work and services performed under the Rig Drilling Contract for the loss of or damage to any geological formation, strata, or oil, gas or other reservoirs beneath the surface of the earth, which shall also include the loss of any such oil, gas or other substance which escapes above or below the surface, regardless of fault.

f.	Pollution Liability

Operator shall assume all responsibility and shall protect, indemnify, defend, release and hold harmless Contractor Indemnified Parties from and against all claims, regardless of fault, directly or indirectly arising out of, incident to, or in connection with the work and services performed under the Rig Drilling Contract caused by contamination (including radioactive contamination) or pollution, including fines or penalties levied by any government entity, and the cost of control, clean-up and removal, including but not limited to, any discharge of pollutants not in Contractor’s possession and control, fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance.

g.	Personnel

Operator shall protect, defend, indemnify, release and hold harmless Contractor Indemnified Parties from and against all claims for bodily injury, illness, disease or death of Operator, its contractors and subcontractors (excluding Contractor and its contractors and subcontractors) and its and their respective employees, representatives, or other agents, or invitees, directly or indirectly arising out of, incident to, or in connection with the work and services performed under the Rig Drilling Contract, regardless of fault.

h.	Third Parties

Operator shall be responsible for and hold harmless and indemnify Contractor Indemnified Parties from and against all claims (including, but not limited to, those for bodily injury, personal injury, illness, disease, death, property damage, and wrongful termination of employment) by or in favor of or incurred or sustained by any third party in relation to the Operator’s performance or obligations under the Rig Drilling Contract to the extent that such claim is the result of the negligence or other legal fault of Operator, its contractors and subcontractors (excluding Contractor and its contractors and subcontractors) and its and their respective employees, representatives, or other agents, or invitees.

3.	Insurance in Support of Indemnity Obligations

a.	The indemnity obligations of Operator, as set out in the Rig Drilling Contract, shall be independent of any insurance obligations and the indemnity obligations shall not be lessened or extinguished by reason of Operator’s failure to obtain the required insurance coverage or by any defenses asserted by Operator’s insurers.

b.	Operator shall maintain, with reliable insurance companies who are acceptable to Contractor, at Operator’s sole cost and expense, the following policies of insurance for the duration of the term of the Rig Drilling Contract:

(i)	Worker’s Compensation and Employer’s Liability Insurance in accordance with all applicable laws which shall cover all Operator’s employees, invitees, contractors, subcontractors, guests, consultants, etc., performing work or services under the Rig Drilling Contract. The Employer’s Liability limit shall be not less than one million Dollars ($1,000,000) or such greater amount as may be required by law;

(ii)	Contractor shall use all reasonable efforts to ensure that the Operator obtains Commercial General Liability Insurance with a combined personal injury and property damage limit of not less than five million Dollars ($5,000,000) per occurrence. Such insurance shall also include third party liability for underground damage or loss of or damage to oil or gas reservoirs, contractual liability (insuring the release, indemnity and assumption of liability agreements contained in the Rig Drilling Contract), premises/ products/completed operations, and seepage and pollution, operations conducted over water or involving watercrafts, and loss of production. Any watercraft or underground resource exclusion should be deleted;

(iii)	“All Risk” Insurance, subject to a nominal deductible, covering physical loss or damage (including wreck/debris removal) to all platform(s), pipeline(s) and facilities at or near the well site and any approaches thereto and Operator’s equipment and other property (owned or hired) of Operator and its subcontractors including coverage while such property is on board the Rig or loss/damage during use, loading, unloading or while in transit.

(iv)	Operator’s Extra Expense Insurance in the amount of not less than twenty five million Dollars ($25,000,000) combined single limit per occurrence to cover any and all sums which Operator and/or Contractor may be obligated to incur as expenses and/or liabilities which may be incurred on account of bringing under control an oil or gas well which is out of control or extinguishing an oil or gas well fire, redrilling or repair of loss or damage to an oil or gas well, seepage and pollution, cleanup and contamination arising from operations under the Rig Drilling Contract.

(v)	Aircraft Liability Insurance covering fixed and rotary winged aircraft provided by Operator with a combined single limit coverage for public liability, passenger liability and property damage of not less than five million Dollars (US $5,000,000) combined single limit per occurrence covering all owned and non-owned aircraft used in connection with the Rig Drilling Contract, if required.

(vi)	Contractor shall use all reasonable efforts to ensure that the Operator obtains Excess Liability Insurance covering liabilities arising out of operations worldwide, with a combined minimum limit of not less than fifty million Dollars ($50,000,000) over and above the primary liability limits of all underlying insurance policies as required herein.

c.	All such policies shall include provisions for waiver of underwriters’ rights of subrogation against the Contractor Indemnified Parties. The policies (other than the Worker’s Compensation and Employer’s Liability Insurance) shall also be endorsed to include Contractor Indemnified Parties as additional named insureds and to provide that such insurances shall be primary over any insurances that may be maintained by Contractor.

d.	The above specified amounts and types of insurance coverage shall not be deemed to constitute, or be construed as, a limitation on Operator’s liability under the Rig Drilling Contract.

4.	Termination by Contractor

In the event that any payments due by Operator (except invoice that are in dispute) are not paid when due, Contractor shall notify Operator of nonpayment and shall give Operator fifteen (15) days from receipt of said notice to pay amounts due. In the event Operator fails to pay within the said ten (10) day period, Contractor may terminate the Rig Drilling Contract. In this instance, Contractor shall not be obligated to finish any well or work in progress by Operator, and Contractor shall be further entitled to immediately withdraw the Rig from Operator’s service.

5.	Assignment

a.	Assignment by the Operator

Other than assignments to an Affiliate of the Operator, the Rig Drilling Contract is personal and Operator may not assign in whole or in part its rights and/or obligations under the Rig Drilling Contract without the Contractor’s prior written consent, such consent not to be unreasonably withheld.

b.	Assignment by the Contractor

The Contractor shall (in order of priority):

(i)	use its best endeavours to procure that the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties); or

(ii)	use its best endeavours to procure that the Borrower’s rights (including its rights to payment) and remedies under the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties); or

(iii)	procure that the benefit of earnings and other moneys owed to the Borrower under the relevant Rig Drilling Contract will be assigned by way of security in favour of the Security Trustee (for the benefit of the Finance Parties).

6.	No Liens

Contractor shall use all reasonable efforts to ensure that the Operator shall keep Contractor’s equipment (including the Rig) free and clear of all liens, claims, assessments, fines and levies created or committed by Operator or by contractors and subcontractors of Operator.

7.	Governing Law/Dispute Resolution

The Contractor shall use all reasonable efforts to ensure that the:

(i)	the Drilling Contract shall be construed in accordance with and governed by the laws of England and Wales.

(ii)	the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Drilling Contract. The parties agree that the courts of England are the most appropriate and convenient courts to settle disputes arising under the Drilling Contract and accordingly no party will argue to the contrary.

8.	Waiver of immunity

The Contractor shall use all reasonable efforts to ensure that the:

(i)	Operator and any of its assets shall not be entitled to immunity from suit, execution, attachment or other legal process in any Relevant Jurisdiction or England.

(ii)	Operator’s execution of a Drilling Contract constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Drilling Contract will constitute, private and commercial acts done and performed for private commercial purposes

(iii)	Operator irrevocably agrees that, should any Contractor Indemnified Parties take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Drilling Contract), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. Operator irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Drilling Contract.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Wayzata Investment Partners LLC as Administrative Agent

From:	The Existing Lender (the “Existing Lender”) and The New Lender (the “New Lender”)

Dated:

P2020 Rig Co. – US$100,000,000 Term Facility Agreement dated [•] August 2009 between, amongst others, ourselves as a Lender and yourselves as Administrative Agent (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lender).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of England and Wales.

THE SCHEDULE

Commitment/rights and obligations to be transferred

Available Commitment Transferred	Participation in Loan Transferred	Next Interest Payment Date Transferred
[•]	[•]	[•]
[•]	[•]	[•]

Administration Details:

New Lender’s Standing Payment Instructions:	[	•]
Facility Office address:	[	•]
Telephone:	[	•]
Fax:	[	•]
Attn/Ref:	[	•]

Existing Lender	New Lender

By:	By:

This Transfer Certificate is accepted by the Administrative Agent and the Transfer Date is confirmed as [•].

Administrative Agent

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Wayzata Investment Partners LLC as Administrative Agent

From:	P2020 Rig Co

Dated:

Dear Sirs

P2020 Rig Co. – US$100,000,000 Term Facility Agreement dated [•] August 2009 between, amongst others, Aqua Marine Driller Company as Borrower and the P2020 Rig Co (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement shall have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We certify that: [Insert details of covenants to be certified]

3.	We certify that no Default has occurred or is continuing.

4.	We attach our calculations in relation to Net Income, Consolidated Net Debt, Debt, Debt Service Cover Ratio in compliance with Clause 19 (Financial Covenants); [Select test, as applicable]

Signed

Chief Financial Officer of P2020 Rig Co	Director or Authorised Signatory of P2020 Rig Co

SCHEDULE 7

TIMETABLES

“D” refers to the Utilisation Date.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request))	D-2 9:00 a.m. (New York time)

Administrative Agent notifies the Lender of the Loan in accordance with Clause 5.4 (Lender’s participation)	D-2 12:00 p.m. (New York time)

SCHEDULE 8

RIG SPECIFICATION DETAILS

Vessel Name:	Aquamarine Driller
Official Number:	37955 - PEXT
IMO Number:	8769652
Type:	Baker Marine Pacific Class 375 ultra-premium jackup drilling rig
Call Sign:	3FMT4
Certified Owner:	P2020 Rig Co.
Proportion Owned by Owner:	100 per cent.
Residence of Owner:	Cayman Islands
Citizenship/Flag:	Panama

Built By:	PPL Shipyard Pte. Limited
Place Built:	Singapore
Class Society:	American Bureau of Shipping

Year Built:	2009
Gross Tons:	10353
Net Tons:	3106
No. of Engines:	5

SCHEDULE 9

TABLE OF INTEREST PAYABLE

Loan Principal Amount

US$100,000,000 (one hundred million)

All amounts in this Schedule 9 are US$

Date	Borrowings	Cash Interest Payment	PIK Interest Amount	Total Interest (Cash Interest Payment & PIK Interest Amount)	Principal Balance at Maturity	Accreted Principal Balance
31-Aug-09	100,000,000	—		—		100,000,000
30-Sep-09	—	1,250,000	372,712	1,622,712	—	100,372,712
31-Oct-09	—	1,250,000	433,052	1,683,052	—	100,805,764
30-Nov-09	—	1,250,000	385,787	1,635,787	—	101,191,551
31-Dec-09	—	1,250,000	446,782	1,696,782	—	101,638,334
31-Jan-10	—	1,250,000	454,274	1,704,274	—	102,092,608
28-Feb-10	—	1,250,000	296,224	1,546,224	—	102,388,832
31-Mar-10	—	1,250,000	466,858	1,716,858	—	102,855,690
30-Apr-10	—	1,250,000	419,052	1,669,052	—	103,274,742
31-May-10	—	1,250,000	481,713	1,731,713	—	103,756,455
30-Jun-10	—	1,250,000	433,668	1,683,668	—	104,190,124
31-Jul-10	—	1,250,000	497,062	1,747,062	—	104,687,186
31-Aug-10	—	1,250,000	505,397	1,755,397	—	105,192,583
30-Sep-10	—	1,250,000	456,973	1,706,973	—	105,649,556
31-Oct-10	—	1,250,000	521,534	1,771,534	—	106,171,090
30-Nov-10	—	1,250,000	472,851	1,722,851	—	106,643,941
31-Dec-10	—	1,250,000	538,208	1,788,208	—	107,182,149
31-Jan-11	—	1,250,000	547,233	1,797,233	—	107,729,382
28-Feb-11	—	1,250,000	381,595	1,631,595	—	108,110,977
31-Mar-11	—	1,250,000	562,807	1,812,807	—	108,673,785
30-Apr-11	—	1,250,000	513,463	1,763,463	—	109,187,247
31-May-11	—	1,250,000	580,854	1,830,854	—	109,768,101
30-Jun-11	—	1,250,000	531,220	1,781,220	—	110,299,322
31-Jul-11	—	1,250,000	599,502	1,849,502	—	110,898,823
31-Aug-11	—	1,250,000	609,554	1,859,554	—	111,508,377
30-Sep-11	—	1,250,000	559,460	1,809,460	—	112,067,837
31-Oct-11	—	1,250,000	629,156	1,879,156	—	112,696,993
30-Nov-11	—	1,250,000	578,748	1,828,748	—	113,275,741
31-Dec-11	—	1,250,000	649,410	1,899,410	—	113,925,151
31-Jan-12	—	1,250,000	660,300	1,910,300	—	114,585,451
29-Feb-12	—	1,250,000	547,412	1,797,412	—	115,132,863

Date	Borrowings	Cash Interest Payment	PIK Interest Amount	Total Interest (Cash Interest Payment & PIK Interest Amount)	Principal Balance at Maturity	Accreted Principal Balance
31-Mar-12	—	1,250,000	680,551	1,930,551	—	115,813,414
30-Apr-12	—	1,250,000	629,318	1,879,318	—	116,442,732
31-May-12	—	1,250,000	702,514	1,952,514	—	117,145,246
30-Jun-12	—	1,250,000	650,930	1,900,930	—	117,796,176
31-Jul-12	—	1,250,000	725,209	1,975,209	—	118,521,385
31-Aug-12	—	1,250,000	737,369	1,987,369	—	119,258,755
30-Sep-12	—	1,250,000	685,226	1,935,226	—	119,943,981
31-Oct-12	—	1,250,000	761,224	2,011,224	—	120,705,204
30-Nov-12	—	1,250,000	708,698	1,958,698	—	121,413,902
31-Dec-12	—	1,250,000	785,871	2,035,871	—	122,199,773
31-Jan-13	—	1,250,000	799,049	2,049,049	—	122,998,822
28-Feb-13	—	1,250,000	612,856	1,862,856	—	123,611,677
31-Mar-13	—	1,250,000	822,724	2,072,724	—	124,434,401
30-Apr-13	—	1,250,000	769,212	2,019,212	—	125,203,613
31-May-13	—	1,250,000	849,417	2,099,417	—	126,053,030
30-Jun-13	—	1,250,000	795,478	2,045,478	—	126,848,508
31-Jul-13	—	1,250,000	876,999	2,126,999	—	127,725,506
31-Aug-13	—	1,250,000	891,704	2,141,704	—	128,617,211
30-Sep-13	—	1,250,000	837,087	2,087,087	—	129,454,297
31-Oct-13	—	1,250,000	920,693	2,170,693	—	130,374,990
30-Nov-13	—	1,250,000	865,611	2,115,611	—	131,240,601
31-Dec-13	—	1,250,000	950,646	2,200,646	—	132,191,246
31-Jan-14	—	1,250,000	966,586	2,216,586	—	133,157,832
28-Feb-14	—	1,250,000	766,717	2,016,717	—	133,924,549
31-Mar-14	—	1,250,000	995,650	2,245,650	—	134,920,199
30-Apr-14	—	1,250,000	939,366	2,189,366	—	135,859,565
31-May-14	—	1,250,000	1,028,096	2,278,096	—	136,887,662
30-Jun-14	—	1,250,000	971,292	2,221,292	—	137,858,954
31-Jul-14	—	1,250,000	1,061,622	2,311,622	—	138,920,576
31-Aug-14	—	1,250,000	1,079,424	2,329,424	140,000,000	140,000,000

	100,000,000	75,000,000	40,000,000	115,000,000	140,000,000

SCHEDULE 10

FORM OF ACCESSION LETTER

To:	Wayzata Investment Partners LLC as Administrative Agent

From:	[Insert name of Additional Guarantor] and P2020 Rig Co. as Borrower

Dated:

Dear Sirs

P2020 Rig Co. – US$100,000,000 Term Facility Agreement dated [•] August 2009 between, amongst others, P2020 Rig Co. as Borrower and yourselves as Administrative Agent (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Accession Letter. Terms used and defined in the Facility Agreement shall have the same meaning in this Accession Letter.

2.	[Insert name of Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Facility Agreement. [Insert name of Additional Guarantor] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Insert name of Additional Guarantor]’s administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by the laws of England and Wales.

This Accession Deed is entered into by Deed.

[Borrower]                                          [Insert name of Additional Guarantor]

SCHEDULE 11

SECURITY TRUSTEE PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Trustee pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Trustee and each other Finance Party agree that the Security Trustee shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Trustee shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory; or

(c)	any failure to take or not to take any action in connection with a Security Document.

4.	No enquiry

The Security Trustee may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets and furthermore the Security Trustee has no duty to insure the Charged Assets or the interests of the Finance Parties in any such asset.

5.	Retention of documents

The Security Trustee may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them) except in the case of a mortgage by deposit of title deeds where the title deeds and other documents relating to any of the Charged Assets shall be deposited with the Security Trustee (or an agent appointed by the Security Trustee).

6.	Indemnity out of Security Property

The Security Trustee and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Trustee may fix a date as at which the amount of the Secured Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Trustee

The Security Trustee shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Trustee shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Perpetuity period

The perpetuity period for the trusts created by the Finance Documents shall be eighty (80) years from the date of this Agreement.

11.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Trustee in or towards payment of any particular part of the Secured Liabilities and agrees that the Security Trustee shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

12.	Investments

All money received or held by the Security Trustee under the Finance Documents may, in the name of, or under the control of, the Security Trustee:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

13.	Suspense Account

Subject to paragraph 14 below the Security Trustee may:

(a)	hold in an interest bearing suspense account any money received by it from an Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.

14.	Timing of distributions

Distributions by the Security Trustee shall be made as and when determined by it.

15.	Delegation

(a)	The Security Trustee may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Lender, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee with those rights and obligations vested in the Security Trustee by this Agreement or any Security Document.

(b)	The Security Trustee will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee.

16.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Trustee to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17.	Lender

The Security Trustee shall be entitled to assume that the Lender is a Lender unless notified by the Administrative Agent to the contrary.

SIGNATURE PAGES

The Borrower P2020 RIG CO.

/s/ Chris Celano
By:	Chris Celano
Title:	Vice President

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	c/o Vantage Drilling Company
777 Post Oak Blvd
Suite 610
Houston, Texas 77056
USA

Fax:	+1 (281) 404 4749

Email:	CCelano@Vantagedrilling.com

Attention:	Chris Edward Celano

The Guarantor VANTAGE DRILLING COMPANY

/s/ Chris Celano
By:	Chris Celano
Title:	Vice President

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	777 Post Oak Blvd
Suite 610
Houston, Texas 77056
USA

Fax:	+1 (281) 404 4749

Email:	CCelano@Vantagedrilling.com

Attention:	Chris Edward Celano

The Lender WAYZATA OPPORTUNITIES FUND II, L.P.

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	701 East Lake Street
Suite 300
Wayzata, Minnesota 55391
USA

Fax:	+1 (952) 345 8901

Email:	rwallander@wayzpartners.com

Attention:	Raphael T. Wallander

The Administrative Agent WAYZATA INVESTMENT PARTNERS LLC

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	701 East Lake Street
Suite 300
Wayzata, Minnesota 55391
USA

Fax:	+1 (952) 345 8901

Email:	rwallander@wayzpartners.com
with a copy to: speterson@wayzpartners.com

Attention:	Raphael T. Wallander / Sue Peterson

The Account Agent WAYZATA INVESTMENT PARTNERS LLC

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	701 East Lake Street
Suite 300
Wayzata, Minnesota 55391
USA

Fax:	+1 (952) 345 8901

Email:	rwallander@wayzpartners.com
with a copy to: speterson@wayzpartners.com

Attention:	Raphael T. Wallander / Sue Peterson

The Insurance Agent WAYZATA INVESTMENT PARTNERS (UK) LTD

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	22-23 Old Burlington Street (2nd Floor)
London W1S 2JJ
United Kingdom

Email:	kachar@wayzpartners.com
with a copy to: mstrain@wayzpartners.com

Attention:	Karthik B. Achar / Michael Strain

The Technical Agent WAYZATA INVESTMENT PARTNERS (UK) LTD

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	22-23 Old Burlington Street (2nd Floor)
London W1S 2JJ
United Kingdom

Email:	kachar@wayzpartners.com
with a copy to: mstrain@wayzpartners.com

Attention:	Karthik B. Achar / Michael Strain

The Security Trustee WAYZATA INVESTMENT PARTNERS LLC

/s/ Karthar B. Achar
By:	Karthar B. Achar
Title:	Authorized Signatory

whose notice details, pursuant to Clause 30.2 (Addresses), are as follows:

Address:	701 East Lake Street
Suite 300
Wayzata, Minnesota 55391
USA

Fax:	+1 (952) 345 8901

Email:	rwallander@wayzpartners.com
with a copy to: speterson@wayzpartners.com

Attention:	Raphael T. Wallander / Sue Peterson